Exhibit 2.1

Certain personally identifiable information has been omitted from this exhibit pursuant to item 601(a)(6) of Regulation S-K. [***] indicates that information has been redacted.

BUSINESS COMBINATION AGREEMENT

by and among

CANTOR EQUITY PARTNERS I, INC.
as SPAC,

BSTR HOLDINGS, INC.
as Pubco,

BSTR INTERMEDIATE
as SPAC Merger Sub,

BSTR NEWCO, LLC
as Newco,

BSTR HOLDINGS (CAYMAN)

as the Seller,

PEMS SUB A, INC.
as the SPAC Subsidiary A,

PEMS SUB B, INC.
as the SPAC Subsidiary B,

and

PEMS MERGER SUB C, INC.
as Newco Merger Sub

Dated as of July 16, 2025

i

4.9	Compliance with Laws	30
4.10	Taxes and Returns	31
4.11	Employees and Employee Benefit Plans	31
4.12	Properties	31
4.13	Material Contracts	31
4.14	Transactions with Affiliates	32
4.15	Finders and Brokers	32
4.16	Certain Business Practices	32
4.17	Insurance	32
4.18	Independent Investigation	33
4.19	No Other Representations	33
4.20	Information Supplied	33
4.21	SPAC Trust Account	34
4.22	Equity PIPE	34
4.23	SPAC Subsidiaries’ Activities	34

Article V
REPRESENTATIONS AND WARRANTIES OF PUBCO AND SPAC MERGER SUB

5.1	Organization and Standing	35
5.2	Authorization; Binding Agreement	35
5.3	Governmental Approvals	35
5.4	Non-Contravention	36
5.5	Capitalization	36
5.6	Pubco and SPAC Merger Sub Activities	36
5.7	Finders and Brokers	36
5.8	Ownership of Pubco Stock	36
5.9	Convertible Notes PIPE and Perpetual Convertible Preferred Stock.	37
5.10	Information Supplied	37
5.11	Independent Investigation	38
5.12	No Other Representations	38

Article VI
REPRESENTATIONS AND WARRANTIES OF Newco

6.1	Organization and Standing	38
6.2	Authorization; Binding Agreement	39
6.3	Capitalization	39
6.4	Governmental Approvals	39
6.5	Non-Contravention	39
6.6	Absence of Certain Changes	40
6.7	Newco Activities	40
6.8	Title to Assets	40
6.9	Employees and Benefit Plans	40
6.10	Certain Business Practices	40
6.11	Equity PIPE	41
6.12	Finders and Brokers	41
6.13	Information Supplied	41
6.14	Independent Investigation	41
6.15	No Other Representations	42

Article VII
REPRESENTATIONS AND WARRANTIES OF THE SELLER

7.1	Organization and Standing	42
7.2	Authorization; Binding Agreement	42
7.3	Ownership	42
7.4	Government Approvals	43
7.5	Non-Contravention	43
7.6	No Litigation	43
7.7	Investment Representations	44
7.8	Finders and Brokers	44
7.9	Information Supplied	44
7.10	No Other Representations	45

Article VIII
COVENANTS

8.1	Access and Information	45
8.2	Conduct of Business of Newco, Pubco, and SPAC Merger Sub	46
8.3	Conduct of Business of SPAC	47
8.4	Annual and Interim Financial Statements	49
8.5	SPAC Public Filings	49
8.6	No Solicitation	50
8.7	No Trading	51
8.8	Notification of Certain Matters	51
8.9	Efforts	51
8.10	Further Assurances	53
8.11	The Registration Statement	53
8.12	Public Announcements	56
8.13	Confidential Information	57
8.14	Post-Closing Pubco Board of Directors and Officers	58
8.15	Indemnification of Directors and Officers; Tail Insurance	58
8.16	Use of Proceeds	59
8.17	Contribution	60
8.18	Delisting and Deregistration	60
8.19	Pubco A&R Organizational Documents	60
8.20	Amendment and Restatement of Founder Registration Rights Agreement	60
8.21	PIPE Investments	60
8.22	Perpetual Convertible Preferred Stock	60
8.23	Additional Permitted Financings	61
8.24	Pubco Incentive Plan	61

Article IX
CLOSING CONDITIONS

9.1	Conditions to Each Party’s Obligations	61
9.2	Conditions to Obligations of Newco, Pubco, SPAC Merger Sub and the Seller	62
9.3	Conditions to Obligations of SPAC and the SPAC Subsidiaries	62
9.4	Frustration of Conditions	63

Article X
TERMINATION

10.1	Termination	63
10.2	Effect of Termination	64

Article XI
WAIVERS AND RELEASES

11.1	Waiver of Claims Against Trust	65
11.2	Release and Covenant Not to Sue	66

Article XII
MISCELLANEOUS

12.1	Survival	66
12.2	Notices	66
12.3	Binding Effect; Assignment	67
12.4	Third Parties	67
12.5	Fees and Expenses	68
12.6	Governing Law; Jurisdiction; Waiver of Jury Trial	68
12.7	Specific Performance	69
12.8	Severability	69
12.9	Amendment	69
12.10	Waiver	69
12.11	Entire Agreement	69
12.12	Counterparts	69
12.13	Legal Representation	70
12.14	No Recourse	70

EXHIBITS

Exhibit A	Form of Sponsor Support Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Amended and Restated Registration Rights Agreement
Exhibit D	Form of Convertible Notes Subscription Agreements
Exhibit E	Form of Perpetual Convertible Preferred Stock Subscription Agreement
Exhibit F(i)	Form of SPAC Equity PIPE Cash Subscription Agreement
Exhibit F(ii)	Form of SPAC Equity PIPE BTC Subscription Agreement
Exhibit F(iii)	Form of Newco PIPE Subscription Agreement

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of July 16, 2025 by and among:

A.	Cantor Equity Partners I, Inc., a Cayman Islands exempted company (“SPAC”) treated as a corporation for U.S. federal income tax purposes,

B.	BSTR Holdings, Inc., a Delaware corporation (“Pubco”) treated as a corporation for U.S. federal income tax purposes,

C.	BSTR Intermediate, a Cayman Islands exempted company and a wholly owned subsidiary of Pubco (“SPAC Merger Sub”), treated as an entity disregarded as separate from Pubco for U.S. federal income tax purposes,

D.	BSTR Newco, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Seller (“Newco”) treated as a partnership for U.S. federal income tax purposes,

E.	BSTR Holdings (Cayman), a Cayman Islands limited liability company treated as a corporation for U.S. federal income tax purposes (the “Seller”),

F.	PEMS Sub A, Inc., a Delaware corporation and a wholly owned subsidiary of SPAC (“SPAC Subsidiary A”), treated as a corporation for U.S. federal income tax purposes,

G.	PEMS Sub B, Inc., a Delaware corporation and a wholly owned subsidiary of SPAC Subsidiary A (“SPAC Subsidiary B”), treated as a corporation for U.S. federal income tax purposes, and

H.	PEMS Merger Sub C, Inc., a Delaware corporation and a wholly owned subsidiary of SPAC Subsidiary B (“Newco Merger Sub” and with SPAC Subsidiary A and SPAC Subsidiary B, the “SPAC Subsidiaries” and each, a “SPAC Subsidiary”), treated as a corporation for U.S. federal income tax purposes.

SPAC, Pubco, Newco, SPAC Merger Sub, the SPAC Subsidiaries and the Seller are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, on the date hereof, the Seller and Newco have entered into a Contribution Agreement (the “Contribution Agreement”), pursuant to which, immediately prior to the Closing, the Seller shall contribute to Newco 25,000 Bitcoin (the “Contribution”);

WHEREAS, after the Contribution, but prior to the Closing, the Seller shall own 100% of the issued and outstanding Newco Interests;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) SPAC will merge with and into SPAC Merger Sub, with SPAC Merger Sub continuing as the surviving company (the “SPAC Merger”), and with SPAC Shareholders receiving one share of Pubco Class A Stock for each SPAC Class A Ordinary Share held by such shareholder in accordance with the terms of this Agreement and (b) at least two (2) hours after the SPAC Merger, Newco Merger Sub will merge with and into Newco, with Newco continuing as the surviving company (the “Newco Merger”, and together with the SPAC Merger, the “Mergers”, and together with the other transactions contemplated by this Agreement and the Ancillary Documents, including the Contribution and the PIPE Investments (as defined below), the “Transactions”), and with (i) the Seller receiving shares of Pubco Stock in exchange for its Newco Interests, and (ii) the Newco Equity PIPE Investors (as defined below) converting their Newco Interests into Newco Exchange Interests (as defined below), in each case in accordance with the terms of this Agreement, and as a result of the Mergers, SPAC Merger Sub will become a wholly owned subsidiary of Pubco, SPAC Subsidiary B will become the managing member of Newco, and Pubco will become a publicly traded company, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law;

WHEREAS, simultaneously with the execution and delivery of this Agreement and in connection with the Transactions, Pubco, SPAC and Cantor EP Holdings I, LLC, a Delaware limited liability company (the “Sponsor”), are entering into a Sponsor Support Agreement, substantially in the form attached as Exhibit A (the “Sponsor Support Agreement”), pursuant to which, the Sponsor, among other things, waives its anti-dilution rights under the SPAC Memorandum and Articles, agrees to certain forfeiture provisions with respect to the SPAC Class B Ordinary Shares and agrees to vote its SPAC Ordinary Shares in favor of the adoption and approval of this Agreement and the Transactions;

WHEREAS, concurrently with the Closing, the Seller shall enter into a Lock-Up Agreement with Pubco substantially in the form set forth on Exhibit B (the “Lock-Up Agreement”), pursuant to which the Seller shall agree not to transfer its shares of Pubco Stock for a period of one (1) year after the Closing;

WHEREAS, concurrently with the Closing, Newco, Pubco and the Newco Equity PIPE Investors shall enter into an amended and restated limited liability company agreement of Newco (the “First A&R Newco LLCA”) in a form to be mutually agreed among Newco, Pubco and SPAC;

WHEREAS, concurrently with the Closing, Sponsor, SPAC, Pubco and the Seller shall enter into an amended and restated registration rights agreement of SPAC, which will add Pubco as a party and cover the resale of the shares of Pubco Stock held by Sponsor and the Seller substantially in the form set forth on Exhibit C (the “Amended and Restated Registration Rights Agreement”);

WHEREAS, on or around the date of this Agreement, (a) the Convertible Note Investors (as defined below) have agreed to subscribe for and purchase convertible notes (the “Convertible Notes”) issued by Pubco in an aggregate principal amount equal to $500,000,000 (the “Convertible Notes PIPE”), (b) the Convertible Preferred Investors (as defined below) have agreed to subscribe for and purchase an aggregate principal amount equal to $30,000,000 of Pubco’s 7.00% perpetual convertible preferred stock (the “Perpetual Convertible Preferred Stock”) and (c) the Equity PIPE Investors have agreed to subscribe for and purchase SPAC Class A Ordinary Shares or Newco Interests (as the case may be) in an aggregate amount equal to $400,000,000 and 5,021 Bitcoin (the “Equity PIPE”), in each case, pursuant to (i) subscription agreements substantially in the form set forth on Exhibit D for the Convertible Notes PIPE (the “Convertible Notes Subscription Agreements”), (ii) subscription agreements substantially in the form set forth on Exhibit E for the Perpetual Convertible Preferred Stock (the “Perpetual Convertible Preferred Stock Subscription Agreements”), and (iii) subscription agreements for the Equity PIPE substantially in the forms set forth on Exhibit F(i) and Exhibit F(ii) (the “SPAC Equity PIPE Subscription Agreements”) and Exhibit F(iii) (the “Newco Equity PIPE Subscription Agreements” and together with the SPAC Equity PIPE Subscription Agreements, the “Equity PIPE Subscription Agreements”);

WHEREAS, pursuant to the Convertible Notes Subscription Agreements, Pubco has granted to the Convertible Note Investors options to purchase: (i) at any time before the end of the 15th day following the date of the Convertible Notes Subscription Agreements (the “First Option Period”), up to $125,000,000 of additional convertible notes issued by Pubco; and (ii) at any time before the end of the 30th day following the date of the Convertible Notes Subscription Agreements (the “Second Option Period”) up to $125,000,000 of additional convertible notes issued by Pubco (the convertible notes subscribed during the First Option Period and the Second Option Period together, the “Option Convertible Notes”), and (iii) at any time before the end of the 30th day following the date of the Convertible Notes Subscription Agreements (the “Preferred Stock Option Period”), up to $320,000,000 of Perpetual Convertible Preferred Stock;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously: (a) determined that this Agreement and the Ancillary Documents to which SPAC is a party and the Transactions are advisable and in the best interests of SPAC and the SPAC Shareholders; (b) authorized and approved the execution, delivery and performance by SPAC of this Agreement and the Ancillary Documents to which SPAC is a party and the Transactions; (c) approved the Transactions as a Business Combination; and (d) recommended the adoption and approval of this Agreement and the Ancillary Documents to which SPAC is a party and the Transactions by the SPAC Shareholders; and

WHEREAS, the respective boards of directors of Pubco, SPAC Merger Sub, the SPAC Subsidiaries and the respective managers of the Seller and Newco have each unanimously (a) determined that this Agreement and the Ancillary Documents to which their respective companies are a party and the Transactions are advisable and in the best interests of their respective companies and shareholders and (b) authorized and approved this Agreement, the Ancillary Documents to which their respective companies are a party and the Transactions, in each case upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Article I
DEFINITIONS

1.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of non-compliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any subpoena or request for information), inquiry, hearing, proceeding or investigation, by or before any Person, including any Governmental Authority.

“Additional Permitted Financing” means the subscription or purchase by an investor after the date of this Agreement of securities to be issued or guaranteed by Pubco or SPAC, as applicable (or of securities exercisable, convertible or exchangeable into securities to be issued or guaranteed by Pubco or SPAC, as applicable), including ordinary shares, preferred shares, convertible or exchangeable bonds or notes, promissory notes, warrants or other securities, in each case, to the extent consented to in writing by SPAC and the Seller (which consent may be withheld in the sole and absolute discretion of the party asked to provide consent);

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; and the terms “controlling,” “controlled,” or “under common control with” have correlative meanings.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement or the Transactions, including the Contribution Agreement, the Sponsor Support Agreement, the Lock-Up Agreement, the First A&R Newco LLCA, the Amended and Restated Registration Rights Agreement, the PIPE Subscription Agreements, the Perpetual Convertible Preferred Stock Subscription Agreements, any agreements relating to or instruments governing any Additional Permitted Financing and the Pubco A&R Organizational Documents.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Combination” has the meaning set forth in the SPAC Memorandum and Articles as in effect on the date hereof.

“Business Day” means any day other than a Saturday, Sunday, a legal holiday on which commercial banking institutions in New York, New York, Wilmington, Delaware and the Cayman Islands are authorized to close for business or any day on which the Delaware Secretary of State is authorized to close for business.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Closing Bitcoin Price” means the U.S. dollar price of one bitcoin as determined by the average of the CME CF Bitcoin Reference Rate - New York Variant for the ten-day period ending on the second day prior to the Closing Date.

“Code” means the Internal Revenue Code of 1986. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with, any Governmental Authority or any other Person.

“Contracts” means all legally binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase orders, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Convertible Note Investors” means those Persons who are participating in the Convertible Notes PIPE pursuant to a Convertible Notes Subscription Agreement entered into with Pubco and SPAC as of the date of this Agreement.

“Convertible Preferred Investors” means those Persons who (i) are subscribing for Perpetual Convertible Preferred Stock pursuant to a Perpetual Convertible Preferred Stock Subscription Agreement entered into with Pubco and SPAC as of the date of this Agreement or (ii) exercise their option during the Preferred Stock Option Period to acquire Perpetual Convertible Preferred Stock pursuant to the Convertible Notes Subscription Agreement.

“Custodian” means the agent to be appointed by the Seller and the SPAC to act as custodian of the Bitcoin pursuant to Section 9.3(d).

“Equity PIPE Investors” means, collectively, the SPAC Equity PIPE Investors and the Newco Equity PIPE Investors.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Expenses” means, collectively, the SPAC Expenses and the Seller Expenses.

“Founder Registration Rights Agreement” means the Registration Rights Agreement, dated as of January 6, 2025, by and between SPAC and Sponsor.

“Fraud” means actual and intentional fraud, with elements of scienter and reliance, under the Laws of the State of Delaware, in the making of any representations and warranties contained in this Agreement.

“Fraud Claim” means any Action to the extent based upon Fraud.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission or other similar dispute-resolving panel or body with competent jurisdiction.

“IFRS” means international financial reporting standards, as adopted by the International Accounting Standards Board.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services or capitalized leases, as determined in accordance with GAAP (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all obligations of such Person in respect of acceptances issued or created, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien on any property of such Person, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (i) any severance costs, pension, bonus, deferred compensation, amounts due in respect of cancellation of options and other equity awards, forgivable loans (whether issued or proposed to be issued) or similar obligations (and, in each case, any employer portion of unemployment, social security, payroll or similar Tax payable in connection therewith), and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means trade marks, service marks, rights in trade names, business names, logos or get-up, goodwill and the right to sue for passing off, patents, supplementary protection certificates, rights in inventions, proprietary processes, formulae, models and methodologies, registered and unregistered design rights, copyrights (including rights in software), database rights, image rights, rights to publicity and rights to personality and privacy, moral rights and rights of attribution and integrity, rights in domain names and URLs and social media presence accounts, and all other similar rights in any part of the world (including in confidential information and trade secrets) and whether registered or not, including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and any rights to apply for and be granted, registrations, renewals, extensions, continuations or restorations of, and rights to claim priority from such registrations.

“IPO” means the initial public offering of SPAC Class A Ordinary Shares pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of SPAC, dated as of January 6, 2025, and filed with the SEC on January 7, 2025 (File No. 333 – 282947).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to any Party, the actual knowledge of its directors and executive officers, after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest (including any created by Law), attachment, option, proxy, voting trust, encumbrance, license, covenant not to sue, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries to consummate the Transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that with respect to clause (a), any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets (including changes in interest rates) or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries or markets in which such Person or any of its Subsidiaries principally operate; (iii) changes in the price or trading volume of Bitcoin (provided that the underlying cause of any such event, occurrence, change or effect in the price or trading volume may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (iv) any proposal, enactment or change in interpretation of, or any other change in, applicable Laws, IFRS, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (v) conditions caused by acts of God, natural disasters, terrorism, war (whether or not declared), escalation of hostilities, geopolitical conditions, local, national or international political conditions or any outbreak or continuation of an epidemic or pandemic or the effects of the actions of any Governmental Authority or Laws or other responses with respect thereto; (vi) the taking of any action required by this Agreement or any Ancillary Document; and (vii) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided, further, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii), (iv), (v) and (vii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate and adverse effect on such Person or any of its Subsidiaries compared to similarly situated participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to SPAC, the amount of the Redemption or the failure to obtain the Required Shareholder Approval shall not in and of itself be deemed to be a Material Adverse Effect on or with respect to SPAC (provided that the underlying causes of any such Redemption or failure to obtain the Required Shareholder Approval may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein; and provided, further, with respect to the failure to obtain the Required Shareholder Approval, that the SPAC has not violated its obligations under this Agreement in connection with obtaining such Required Shareholder Approval).

“Nasdaq” means the Nasdaq Stock Market.

“Newco Confidential Information” means all confidential or proprietary documents and information, whether written, oral, electronic, in visual form or in any other media, concerning Pubco, Newco or the Seller or any of their respective Affiliates or Representatives, furnished in connection with this Agreement or the Transactions; provided, however, that Newco Confidential Information shall not include any information which, (a) at the time of disclosure by any Party, any Affiliates thereof or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or applicable confidentiality agreement or (b) at the time of the disclosure by any Party, any Affiliates thereof or any of their respective Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Newco Confidential Information.

“Newco Equity PIPE Investors” means those U.S. Persons who are participating in the Equity PIPE pursuant to a Newco Equity PIPE Subscription Agreement entered into with Newco, Pubco and SPAC.

“Newco Fundamental Representations” means the representations and warranties made by Newco pursuant to Section 6.1 (Organization and Standing), Section 6.2 (Authorization; Binding Agreement), Section 6.3 (Capitalization), and Section 6.12 (Finders and Brokers).

“Newco Merger Sub Common Stock” means the shares of common stock of Newco Merger Sub.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, (a) that is a corporation or company, its certificate of incorporation and bylaws, and/or memorandum and articles of association or comparable documents, (b) that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) that is a limited liability company, its certificate of formation and limited liability company agreement, or comparable documents, (d) that is a trust, its declaration of trust, or comparable documents and (e) that is any other Person but that is not an individual, its comparable organizational documents.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PIPE Investments” means the Convertible Notes PIPE, the Equity PIPE and any Additional Permitted Financing.

“PIPE Investors” means, collectively, the Convertible Note Investors, the Equity PIPE Investors and the Persons who participate in any Additional Permitted Financing.

“PIPE Subscription Agreements” means the Convertible Notes Subscription Agreements, the Equity PIPE Subscription Agreements and any subscription agreements in respect of any Additional Permitted Financing.

“Pubco and SPAC Merger Sub Fundamental Representations” means the representations and warranties made by Pubco and SPAC Merger Sub pursuant to Section 5.1 (Organization and Standing), Section 5.2 (Authorization; Binding Agreement), Section 5.5 (Capitalization) and Section 5.7 (Finders and Brokers).

“Pubco Class A Stock” means the shares of class A common stock, par value $0.01 per share, of Pubco to be issued at the Closing in connection with the Transactions.

“Pubco Class B Stock” means the shares of class B common stock, par value $0.01 per share, of Pubco to be issued at the Closing in connection with the Transactions.

“Pubco Organizational Documents” means the certificate of incorporation and bylaws of Pubco as of the date of this Agreement, as in effect under the DGCL.

“Pubco Stock” means the shares of common stock, par value $0.01 per share, of Pubco; provided, that from and after the Closing, Pubco Stock shall refer to, collectively, the Pubco Class A Stock and the Pubco Class B Stock, which shall have the terms set out in Annex B hereto.

“Redemption Amount” means the aggregate amount payable with respect to all Redemptions of the SPAC Class A Ordinary Shares pursuant to and in accordance with the SPAC Memorandum and Articles.

“Related Persons” means, as to any Person, the Affiliates of such Person, the Representatives of such Person and such Person’s Affiliates, and the immediate family members of any of the foregoing.

“Representatives” means, as to any Person, the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933.

“Seller Expenses” means the following out-of-pocket fees, costs and expenses paid or payable by or on behalf of any of the Seller, Pubco, Newco, SPAC Merger Sub or any of their respective Affiliates in connection with the preparation, negotiation, execution or performance of this Agreement or any Ancillary Document and the Transactions contemplated hereby and thereby: (a) fees and expenses of counsel, advisors, accountants, brokers, finders, investment bankers and financial advisors to any of the Seller, Pubco, Newco, SPAC Merger Sub or any of their respective Affiliates and (b) any premiums, costs and expenses incurred under the D&O Tail Insurance, in each case as set forth on the Seller Pre-Closing Statement to be delivered by the Seller to SPAC pursuant to Section 3.2(b).

“Seller Fundamental Representations” means the representations and warranties made by the Seller pursuant to Section 7.1 (Organization and Standing), Section 7.2 (Authorization; Binding Agreement) and Section 7.8 (Finders and Brokers).

“SPAC Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Confidential Information” means all confidential or proprietary documents and information, whether written, oral, electronic, in visual form or in any other media, concerning SPAC or any of its Subsidiaries; provided, however, that SPAC Confidential Information shall not include any information which, (a) at the time of disclosure by any Party, any Affiliates thereof or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (b) at the time of the disclosure by any Party, any Affiliates thereof or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information.

“SPAC Equity PIPE Investors” means those Persons who are participating in the Equity PIPE pursuant to a SPAC Equity PIPE Subscription Agreement entered into with Pubco and SPAC.

“SPAC Expenses” means the following out-of-pocket fees, costs and expenses paid or payable by or on behalf of SPAC or any of the SPAC Subsidiaries in connection with the preparation, negotiation, execution or performance of this Agreement or any Ancillary Document and the Transactions contemplated hereby and thereby: (a) fees and expenses of counsel, advisors, accountants, brokers, finders, investment bankers and financial advisors to SPAC and (b) the SPAC Loans, in each case as set forth on the SPAC Pre-Closing Statement to be delivered by SPAC to the Seller pursuant to Section 3.2(a).

“SPAC Fundamental Representations” means the representations and warranties made by SPAC pursuant to Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.5 (Capitalization), and Section 4.15 (Finders and Brokers).

“SPAC Loans” means the loans made or to be made to SPAC by the Sponsor for the purpose of financing costs and expenses incurred in connection with the IPO, a Business Combination or other working capital expenditures of SPAC, including pursuant to the Sponsor Loan Notes.

“SPAC Memorandum and Articles” means the amended and restated memorandum and articles of association of SPAC as of the date of this Agreement, as in effect under the Cayman Act.

“SPAC Merger Sub Ordinary Shares” means the ordinary shares, par value $0.01 per share, of SPAC Merger Sub.

“SPAC Merger Sub Shareholder Approval” means the vote during a general meeting or unanimous written resolution of the shareholder(s) of SPAC Merger Sub required to approve the SPAC Merger and SPAC Plan of Merger, as determined in accordance with the Organizational Documents of SPAC Merger Sub and the Cayman Act.

“SPAC Ordinary Shares” means the SPAC Class A Ordinary Shares and the SPAC Class B Ordinary Shares.

“SPAC Preference Shares” means preference shares, par value $0.0001 per share, of SPAC.

“SPAC Shareholders” means the shareholders of SPAC as of immediately prior to the Effective Time.

“Sponsor Loan Notes” means (a) the Promissory Note in the aggregate principal amount of up to $1,750,000 entered into by SPAC in favor of the Sponsor on January 6, 2025 in connection with loans the Sponsor has made, and will make, to SPAC to fund SPAC’s expenses relating to investigating and selecting a target business and other working capital requirements and (b) the Promissory Note in the aggregate principal amount of up to $3,000,000 entered into by SPAC in favor of the Sponsor on January 6, 2025 in connection with loans the Sponsor will make to SPAC to fund a portion of the Redemption Amount as further described in the SEC Reports.

“Subsidiary” means, with respect to any Person, any other Person of which (a) if a corporation or company, a majority of the total voting power of capital stock or share capital entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, tariffs, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trust Account” means the trust account established by SPAC with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of January 6, 2025, by and between SPAC and the Trustee, as it may be amended, including to add Pubco to accommodate the Mergers, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“U.S. Person” has the same meaning as “United States Person,” as defined in Section 7701(a)(30) of the Code, provided that, the determination of whether a Person is a “U.S. Person” for purposes of being a Newco Equity PIPE Investor shall be based on the most recent W-8 or W-9, as applicable, such Person has provided to Newco as of ten (10) Business Days prior to Closing.

1.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

$ 1.3(b)
Acquisition Proposal	8.6(a)
Action	1.1
Additional Permitted Financing	1.1
Affiliate	1.1
Agreement	Preamble
Alternative Transaction	8.6(a)
Amended and Restated Registration Rights Agreement	Recitals
Ancillary Documents	1.1
Antitrust Laws	8.9(b)
Authorization Notice	2.8(e)
Benefit Plans	1.1
Business Combination	1.1
Business Day	1.1
Cayman Act	2.1
Cayman Registrar	1.1
Class A Merger Consideration Shares	2.7(a)(i)
Class B Merger Consideration Shares	2.7(a)(ii)
Closing	3.1
Closing Bitcoin Price	1.1
Closing Date	3.1
Closing Filing	8.12(b)
Closing Press Release	8.12(b)
Code	1.1
Consent	1.1
Contracts	1.1
Contribution	Recitals
Contribution Agreement	Recitals
Convertible Note Investors	1.1
Convertible Notes	Recitals
Convertible Notes PIPE	Recitals
Convertible Notes Subscription Agreements	Recitals
Convertible Preferred Investors	1.1
Custodian	1.1
D&O Indemnified Persons	8.15(a)
D&O Tail Insurance	8.15(b)
Delaware Secretary of State	2.3
DGCL	2.2
DLLCA	2.2
Dollars	1.3(b)
Effective Time	2.3
EGS	12.13(a)

Enforceability Exceptions	4.2
Equity PIPE	Recitals
Equity PIPE Intended Tax Treatment	2.12
Equity PIPE Investors	1.1
Equity PIPE Subscription Agreements	Recitals
ERISA	1.1
Exchange Act	1.1
Exchange Agent	2.11(a)
Expenses	1.1
Extraordinary General Meeting	8.11(a)
Federal Securities Laws	8.7
First A&R Newco LLCA	Recitals
First Option Period	Recitals
Founder Registration Rights Agreement	1.1
Fraud	1.1
Fraud Claim	1.1
GAAP	1.1
Governmental Authority	1.1
IFRS	1.1
Indebtedness	1.1
Intellectual Property	1.1
Intended Tax Treatment	2.12
Interim Period	8.1(a)
Intervening Event	8.11(d)(ii)
Intervening Event Change in Recommendation	8.11(d)(ii)
Intervening Event Notice Period	8.11(d)(ii)
IPO	1.1
IPO Prospectus	1.1
IRS	1.1
Knowledge	1.1
Law	1.1
Liabilities	1.1
Lien	1.1
Lock-Up Agreement	Recitals
Material Adverse Effect	1.1
Merger Consideration Shares	2.7(a)(ii)
Mergers	Recitals
Modification in Recommendation	8.11(d)(i)
Nasdaq	1.1
Newco	Preamble
Newco Certificate of Merger	2.3
Newco Class A Interests	6.3(a)
Newco Class B Interests	6.3(a)

Newco Confidential Information	1.1
Newco Disclosure Schedules	Article VI
Newco Equity PIPE Investors	1.1
Newco Equity PIPE Subscription Agreements	Recitals
Newco Exchange Interests	Section 2.7(b)
Newco Fundamental Representations	1.1
Newco Interests	6.3(a)
Newco Merger	Recitals
Newco Merger Intended Tax Treatment	2.12
Newco Merger Sub	Preamble
Newco Merger Sub Common Stock	1.1
Newco Surviving Subsidiary	2.2
Non-Recourse Parties	12.14
OFAC	4.16(c)
Option Convertible Notes	Recitals
Order	1.1
Organizational Documents	1.1
Outside Date	10.1(b)
Parties	Preamble
Party	Preamble
PCAOB	1.1
Permits	1.1
Permitted Liens	1.1
Perpetual Convertible Preferred Stock	Recitals
Perpetual Convertible Preferred Stock Subscription Agreements	Recitals
Person	1.1
Personal Property	1.1
PIPE Investments	1.1
PIPE Investors	1.1
PIPE Subscription Agreements	Recitals
Post Closing Pubco Officers	8.14(a)
Post-Closing Pubco Board	8.14(a)
Proxy Statement	8.11(a)
Pubco	Preamble
Pubco A&R Organizational Documents	8.19
Pubco and SPAC Merger Sub Fundamental Representations	1.1
Pubco Class A Stock	1.1
Pubco Class B Stock	1.1
Pubco Disclosure Schedules	Article V
Pubco Incentive Plan	8.24
Pubco Organizational Documents	1.1
Pubco Stock	1.1
Public Shareholders	11.1
Redemption	8.11(a)
Redemption Amount	1.1
Registration Statement	8.11(a)
Related Persons	1.1
Released Claims	11.1

Releasing Persons	11.2
Representatives	1.1
Required Shareholder Approval	9.1(a)
SEC	1.1
SEC Reports	4.6(a)
Second Option Period	Recitals
Securities Act	1.1
Seller	Preamble
Seller Digital Wallets	7.3(b)
Seller Expenses	1.1
Seller Fundamental Representations	1.1
Seller Pre-Closing Statement	3.2(b)
Signing Filing	8.12(b)
Signing Press Release	8.12(b)
Skadden	12.13(b)
SPAC	Preamble
SPAC Board	Recitals
SPAC Class A Ordinary Shares	1.1
SPAC Class B Ordinary Shares	1.1
SPAC Confidential Information	1.1
SPAC Disclosure Schedules	Article IV
SPAC Dissenting Shareholders	2.8(e)
SPAC Dissenting Shares	2.8(e)
SPAC Equity PIPE Investors	1.1
SPAC Equity PIPE Subscription Agreements	Recitals
SPAC Expenses	1.1
SPAC Financials	4.6(d)
SPAC Fundamental Representations	1.1
SPAC Loans	1.1
SPAC Material Contract	4.13(a)
SPAC Memorandum and Articles	1.1
SPAC Merger	Recitals
SPAC Merger Intended Tax Treatment	2.12
SPAC Merger Sub	Preamble
SPAC Merger Sub Ordinary Shares	1.1
SPAC Merger Sub Shareholder Approval	1.1
SPAC Ordinary Shares	1.1
SPAC Plan of Merger	2.3
SPAC Pre-Closing Statement	3.2(a)
SPAC Preference Shares	1.1
SPAC Shareholder Approval Matters	8.11(a)
SPAC Shareholders	1.1
SPAC Subsidiaries	Preamble
SPAC Subsidiary	Preamble
SPAC Subsidiary A	Preamble
SPAC Subsidiary B	Preamble

SPAC Surviving Subsidiary	2.1
Sponsor	Recitals
Sponsor Class A Ordinary Shares
Sponsor Loan Notes	1.1
Sponsor Support Agreement	Recitals
Subsidiary	1.1
Tax Return	1.1
Taxes	1.1
Transactions	Recitals
Trust Account	1.1
Trust Agreement	1.1
Trustee	1.1
U.S. Person	1.1
Written Objection	2.8(e)

1.3 Interpretation.

(a) The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

(b) In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or IFRS, as applicable, based on the accounting principles used by the applicable Person; (iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or” unless clearly indicated otherwise, including, by use of “either”; (viii) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (ix) any agreement, instrument, insurance policy, Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law as from time to time amended, modified or supplemented as of the applicable date or during the applicable period of time, including (in the case of agreements or instruments) by waiver or consent (and in the case of agreements or instruments, in accordance with the term of the agreement or instrument, and in the case of any Ancillary Document, in accordance with the terms of this Agreement) and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (x) unless the context of this Agreement otherwise requires, references to statutes shall include all rules and regulations promulgated thereunder; (xi) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (xii) the term “Dollars” or “$” means United States dollars.

(c) Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person.

(d) Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form.

(e) The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(f) The Newco Disclosure Schedules, the Pubco Disclosure Schedules and the SPAC Disclosure Schedules (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Newco Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Newco Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, or any section thereof, with reference to any section of this Agreement or section of the Newco Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the Newco Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the Newco Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules, as applicable. Certain information set forth in the Newco Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. Unless expressly contemplated by this Agreement, the disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Article II
MERGERS

2.1 SPAC Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the SPAC Plan of Merger, and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Act”), SPAC and SPAC Merger Sub shall consummate the SPAC Merger, pursuant to which SPAC shall be merged with and into SPAC Merger Sub, following which the separate corporate existence of SPAC shall cease and SPAC Merger Sub shall continue as the surviving company. SPAC Merger Sub, as the surviving company after the SPAC Merger, is hereinafter sometimes referred to as the “SPAC Surviving Subsidiary” (provided, that references to SPAC Merger Sub for periods after the Effective Time shall include the SPAC Surviving Subsidiary). The SPAC Merger shall have the effects specified in the Cayman Act.

2.2 Newco Merger. At the Effective Time, but at least two (2) hours after the SPAC Merger becomes effective, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Limited Liability Company Act of the State of Delaware (the “DLLCA”), Newco and Newco Merger Sub shall consummate the Newco Merger, pursuant to which Newco Merger Sub shall be merged with and into Newco, following which the separate corporate existence of Newco Merger Sub shall cease and Newco shall continue as the surviving company. Newco, as the surviving company after the Newco Merger, is hereinafter sometimes referred to as the “Newco Surviving Subsidiary” (provided, that references to Newco for periods after the Effective Time shall include Newco Surviving Subsidiary). The Newco Merger shall have the effects specified in the DGCL and the DLLCA.

2.3 Effective Time. On the Closing Date, (a) with respect to the SPAC Merger, SPAC Merger Sub and SPAC shall enter into and file a plan of merger (the “SPAC Plan of Merger”) together with such other documents as provided by the Cayman Act with the Cayman Registrar in accordance with the Cayman Act, and (b) with respect to the Newco Merger, Newco Merger Sub, Newco and Pubco shall file a certificate of merger (the “Newco Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the DGCL and the DLLCA. The SPAC Merger shall become effective at the time on the Closing Date when the SPAC Plan of Merger is registered by the Cayman Registrar in accordance with the Cayman Act and the Newco Merger shall become effective at the time on the Closing Date when Newco Certificate of Merger has been duly accepted for filing by the Delaware Secretary of State in accordance with the DGCL (or such other time as specified in the SPAC Plan of Merger or Newco Certificate of Merger, as applicable) (such time, the “Effective Time”), provided that the Newco Merger shall become effective at least two (2) hours after the effectiveness of the SPAC Merger.

2.4 Effect of the Mergers.

(a) At the Effective Time, the effect of the SPAC Merger shall be as provided in this Agreement, and the SPAC Plan of Merger and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of SPAC Merger Sub and SPAC shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the SPAC Surviving Subsidiary (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the SPAC Surviving Subsidiary of any and all agreements, covenants, duties and obligations of SPAC Merger Sub and SPAC set forth in this Agreement to be performed after the Effective Time, and the SPAC Surviving Subsidiary shall continue its existence as a wholly-owned Subsidiary of Pubco.

(b) At the Effective Time, the effect of the Newco Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Newco Merger Sub and Newco shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Newco Surviving Subsidiary which shall include the assumption by Newco Surviving Subsidiary of any and all agreements, covenants, duties and obligations of Newco Merger Sub and Newco set forth in this Agreement to be performed after the Effective Time, and Newco Surviving Subsidiary shall continue its existence as a wholly-owned Subsidiary of SPAC Subsidiary B.

2.5 Organizational Documents.

(a) At the Effective Time, the memorandum and articles of association of SPAC Surviving Subsidiary shall be the memorandum and articles of association of SPAC Merger Sub, as in effect immediately prior to the Effective Time.

(b) At the Effective Time, Newco Surviving Subsidiary shall adopt the First A&R Newco LLCA.

2.6 Directors and Officers of the SPAC Surviving Subsidiary. At the Effective Time, the directors of the SPAC Surviving Subsidiary shall be the same as the directors of Pubco, after giving effect to Section 8.14, or as otherwise determined by the Seller.

2.7 Newco Merger Consideration. As consideration for the Newco Merger:

(a) the Seller shall be entitled to receive from Pubco:

(i) a number of shares of Pubco Class A Stock equal to: (i) the product of (A) 25,000, multiplied by (B) the Closing Bitcoin Price, divided by (ii) $10.00 (such number of shares, the “Class A Merger Consideration Shares”); and

(ii) a number of shares of Pubco Class B Stock equal to: (i) the product of (A) 25,000, multiplied by (B) the Closing Bitcoin Price, divided by (ii) $10.00 (such number of shares, the “Class B Merger Consideration Shares” and, together with the Class A Merger Consideration Shares, the “Merger Consideration Shares”);

(b) Newco Equity PIPE Investors shall be entitled to receive from Newco, on a one-for-one basis, non-voting units of Newco (the “Newco Exchange Interests”) for each Newco Class A Interest held by such Newco Equity PIPE Investor immediately prior to the Effective Time, which Newco Exchange Interests shall have the terms set out in Annex B hereto. The Newco Exchange Interests shall include the right of each Newco Equity PIPE Investor to require Pubco to cause the redemption by Newco of all, or a portion of, its Newco Exchange Interests in exchange for an equal number of shares of Pubco Class A Stock or, at Pubco’s election, the cash equivalent, in each case subject to the terms and conditions of the First A&R Company LLCA.

2.8 Effect of SPAC Merger on Outstanding Securities of SPAC and SPAC Merger Sub. At the Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or the holders of securities of SPAC, Pubco or SPAC Merger Sub:

(a) SPAC Ordinary Shares.

(i) SPAC Class B Ordinary Shares. Immediately prior to the Effective Time, all the then issued and outstanding SPAC Class B Ordinary Shares (other than those described in Section 2.8(b)) shall be converted automatically into SPAC Class A Ordinary Shares on a one-for-one basis in accordance with the Initial Conversion Ratio (as defined in the SPAC Memorandum and Articles), following which, all SPAC Class B Ordinary Shares shall cease to be issued and outstanding and shall automatically be canceled and shall cease to exist. Any and all SPAC Class A Ordinary Shares received by the holders of SPAC Class B Ordinary Shares shall be referred to as the “Sponsor Class A Ordinary Shares”. The holders of SPAC Class B Ordinary Shares issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law.

(ii) SPAC Class A Ordinary Shares. At the Effective Time, each issued and outstanding SPAC Class A Ordinary Share (including each Sponsor Class A Ordinary Share but excluding those described in Section 2.8(a)(iii), Section 2.8(b) and Section 2.8(e)) shall be converted automatically into one share of Pubco Class A Stock, following which, all such SPAC Class A Ordinary Shares shall cease to be issued and outstanding and shall automatically be canceled and shall cease to exist.

(iii) Redeeming Shares. At the Effective Time, each issued and outstanding SPAC Class A Ordinary Share in respect to which the holder thereof has validly exercised redemption rights pursuant to and in accordance with the SPAC Memorandum and Articles (and not waived, withdrawn or otherwise lost such rights), shall automatically be canceled and shall cease to exist and shall thereafter represent only the right to receive a pro rata share of the Redemption Amount in accordance with the SPAC Memorandum and Articles.

(b) Treasury Shares. Notwithstanding Section 2.8(a) or any other provision of this Agreement to the contrary, at the Effective Time, if there are any SPAC Ordinary Shares that are owned by the SPAC as treasury shares immediately prior to the Effective Time, such SPAC Ordinary Shares shall be automatically canceled and shall cease to exist without any conversion thereof or payment therefor.

(c) No Liability. Notwithstanding anything to the contrary in this Section 2.8, none of the SPAC Surviving Subsidiary, Pubco or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(d) SPAC Merger Sub Shares. At the Effective Time, all SPAC Merger Sub Ordinary Shares issued and outstanding immediately prior to the Effective Time shall be converted into an equal number of ordinary shares, par value $0.0001, of the SPAC Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding share capital of the SPAC Surviving Subsidiary.

(e) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Act, the SPAC Ordinary Shares that are issued and outstanding immediately prior to the Effective Time and that are held by SPAC Shareholders who shall have demanded properly in writing dissenters’ rights for such SPAC Ordinary Shares in accordance with Section 238 of the Cayman Act and otherwise complied with all of the provisions of the Cayman Act relevant to the exercise and perfection of dissenters’ rights (the “SPAC Dissenting Shares” and the holders of such SPAC Dissenting Shares being the “SPAC Dissenting Shareholders”) shall be automatically canceled and cease to exist at the Effective Time and shall thereafter represent only the right to be paid by SPAC the fair value of such SPAC Dissenting Shares and such other rights provided pursuant to Section 238 of the Cayman Act and shall not be converted into, and such SPAC Dissenting Shareholders shall have no right to receive, the applicable shares of Pubco Class A Stock, unless and until such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Act. The SPAC Ordinary Shares owned by any SPAC Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Act shall be canceled and converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable shares of Pubco Class A Stock pursuant to Section 2.8(a), without any interest thereon. Prior to the Closing, SPAC shall give Newco and the Seller prompt notice of any demands for dissenters’ rights received by SPAC and any withdrawals of such demands. If any SPAC Shareholder gives to SPAC, before the Required Shareholder Approval is obtained at the Extraordinary General Meeting, written objection to the SPAC Merger (each, a “Written Objection”) in accordance with Section 238(2) of the Cayman Act (i) SPAC shall, in accordance with Section 238(4) of the Cayman Act, promptly give written notice of the authorization of the SPAC Merger (the “Authorization Notice”) to each such SPAC Shareholder who has made a Written Objection, and (ii) SPAC and Newco may, but are not obliged to, delay the commencement of the Closing and the filing of the SPAC Plan of Merger with the Cayman Registrar, until at least twenty (20) days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Act, as referred to in Section 239(1) of the Cayman Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Article IX.

2.9 Effect of Newco Merger on Outstanding Securities of Newco and Newco Merger Sub. At the Effective Time, by virtue of the Newco Merger and without any action on the part of any Party or the holders of securities of any Party:

(a) Newco Class A Interests. At the Effective Time, each issued and outstanding Newco Class A Interest (other than those described in Section 2.9(c)) will automatically be canceled and:

(i) if held by the Seller, cease to exist in exchange for the right of the Seller to receive the Class A Merger Consideration Shares, without interest; and

(ii) if held by the Newco Equity PIPE Investors, converted into the right of the Newco Equity PIPE Investors to receive the Newco Exchange Interests, without interest, and in each case, as of the Effective Time, the Seller and the Newco Equity PIPE Investors shall cease to have any other rights in and to Newco or Newco Surviving Subsidiary.

(b) Newco Class B Interests. At the Effective Time, each issued and outstanding Newco Class B Interest (other than those described in Section 2.9(c)) held by the Seller will automatically be canceled and cease to exist in exchange for the right of the Seller to receive the Class B Merger Consideration Shares, without interest. As of the Effective Time, the Seller shall cease to have any other rights in and to Newco or Newco Surviving Subsidiary.

(c) Treasury Interests. Notwithstanding Section 2.9(a), Section 2.9(b) or any other provision of this Agreement to the contrary, at the Effective Time, if there are any Newco Interests that are owned by Newco as treasury interests or any Newco Interests owned by any direct or indirect Subsidiary of Newco immediately prior to the Effective Time, such Newco Interests shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(d) No Liability. Notwithstanding anything to the contrary in this Section 2.9, none of Newco Surviving Subsidiary, Pubco or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Newco Merger Sub Shares. At the Effective Time, all of the shares of Newco Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of Newco Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of Newco Surviving Subsidiary.

2.10 Effect of Mergers on Outstanding Securities of Pubco. At the Effective Time, by virtue of the Mergers and without any action on the part of any Party or the holders of securities of any Party, all of the shares of Pubco Stock issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor. For the avoidance of doubt, the previous sentence shall not apply to the Convertible Notes or the Perpetual Convertible Preferred Stock.

2.11 Exchange and Conversion Procedures.

(a) Prior to the Effective Time, Pubco shall appoint SPAC’s transfer agent, Continental Stock Transfer and Trust Company, or another agent reasonably acceptable to Newco (the “Exchange Agent”), as its agent for the purpose of exchanging the SPAC Ordinary Shares and the Newco Interests held by the Seller for shares of Pubco Stock.

(b) At or prior to the Effective Time, Pubco shall deliver to the Exchange Agent written instructions to issue, at the Effective Time, in uncertificated book-entry form:

(i) one share of Pubco Class A Stock in exchange for, and upon cancelation of, each issued and outstanding SPAC Class A Ordinary Share; and

(ii) the Class A Merger Consideration Shares and Class B Merger Consideration Shares to the Seller.

(c) Pubco Stock to be delivered pursuant to Sections 2.8(a)(ii), 2.9(a)(i) and 2.9(b) shall be settled through DTC and issued in uncertificated book-entry form through the procedures of DTC, unless a physical share of Pubco Stock is required by applicable Law, in which case Pubco shall cause the Exchange Agent to promptly send certificates representing such shares of Pubco Stock to such holder.

(d) At the Effective Time, Newco shall update its member register to reflect (i) the issuance of Newco Interests to SPAC Subsidiary B and the admission of SPAC Subsidiary B as the managing member of Newco, (ii) the cancellation of the Newco Interests held by the Seller, and (iii) the issuance of the Newco Exchange Interests to the Newco Equity PIPE Investors and their admission as members of Newco.

(e) From and after the Effective Time:

(i) the holders of book-entry SPAC Ordinary Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to SPAC other than the right to receive their shares of Pubco Class A Stock;

(ii) the Seller shall cease to have any rights with respect to Newco other than the right to receive the Class A Merger Consideration Shares and Class B Merger Consideration Shares (as applicable); and

(iii) the Newco PIPE Investors shall cease to have any rights with respect to Newco other than the right to receive the Newco Exchange Interests.

(f) Notwithstanding anything to the contrary contained herein, no fraction of a share of Pubco Stock will be issued by Pubco by virtue of this Agreement or the Transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Pubco Stock (after aggregating all fractional shares of Pubco Stock that otherwise would be received by such holder) shall instead have the number of shares of Pubco Stock issued to such Person rounded down in the aggregate to the nearest whole share of Pubco Stock.

(g) No dividends or other distributions declared or made after the date of this Agreement with respect to shares of Pubco Stock with a record date after the Effective Time will be paid to the holders of any SPAC Ordinary Shares or Newco Interests that have not yet been surrendered to the Exchange Agent pursuant to Section 2.11(b).

2.12 Intended Tax Treatment. The Parties hereby agree and acknowledge that for U.S. federal income tax purposes, (a) the SPAC Merger is intended to be treated as a “reorganization” described in Section 368(a)(1)(F) of the Code (the “SPAC Merger Intended Tax Treatment”), (b) the investment by a SPAC Equity PIPE Investor in the SPAC Equity PIPE pursuant to a SPAC Equity PIPE Subscription Agreement is intended to be treated as a taxable disposition with respect to such SPAC Equity PIPE Investor (the “Equity PIPE Intended Tax Treatment”), and (c) the Newco Merger is intended to be treated, with regards to the Seller, as a taxable disposition of partnership interests and, with regards to the Newco Equity PIPE Investors, as a non-taxable partnership recapitalization in accordance with Rev. Rul. 84-52 and Section 721 of the Code (the “Newco Merger Intended Tax Treatment” and, together with the SPAC Merger Intended Tax Treatment and the Equity PIPE Intended Tax Treatment, the “Intended Tax Treatment”). The Parties hereby agree to file all Tax and other informational returns on a basis consistent with the Intended Tax Treatment, unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code. Each of the Parties acknowledge and agree that each (a) has had the opportunity to obtain independent legal and tax advice with respect to the Transactions contemplated by this Agreement, and (b) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the SPAC Merger and/or the Newco Merger do not qualify for the Intended Tax Treatment, respectively. If the SEC or any other Governmental Authority requests or requires that an opinion be provided on or prior to the Closing in respect of the SPAC Merger Intended Tax Treatment, SPAC will use its reasonable best efforts to cause its Tax advisors to provide any such opinion, subject to customary assumptions and limitations, and each Party shall use its reasonable best efforts to reasonably cooperate with one another and their respective Tax advisors with respect to such opinion, including using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by such Party or its Affiliate, as applicable) containing such customary representations as are necessary or appropriate for such counsel to render such opinion.

2.13 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the SPAC Surviving Subsidiary or Newco Surviving Subsidiary, as applicable, with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and SPAC Merger Sub, on the one hand, or Newco and Newco Merger Sub, on the other hand, the officers and directors of SPAC, SPAC Merger Sub, Newco and Newco Merger Sub, as applicable, are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.14 Seller Consent. The Seller, as the sole member of Newco, hereby approves, authorizes and consents to Newco’s execution and delivery of this Agreement and the Ancillary Documents to which it is or is required to be a party or otherwise bound, the performance by Newco of its obligations hereunder and thereunder and the consummation by Newco of the Transactions. The Seller acknowledges and agrees that the consents set forth herein are intended and shall constitute such consent of the Seller as may be required (and shall, if applicable, operate as a written member resolution of Newco) pursuant to the Organizational Documents of Newco, any other Contract in respect of Newco to which the Seller is a party to or bound and all applicable Laws.

2.15 Withholding. Each of Pubco, the SPAC Surviving Subsidiary, Newco Surviving Subsidiary and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any applicable Law; provided, however, that the relevant payor will reasonably cooperate with the relevant payee prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than with respect to compensatory payments, if any) are required under applicable Law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable Law, such deduction and withholding. Any amounts so deducted and withheld shall be paid over to the appropriate Governmental Authority in accordance with applicable Law, and to that extent shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. The Parties acknowledge that no withholding is expected to be required under applicable U.S. federal income Tax Law as in effect as of the date of this Agreement with respect to any amounts payable pursuant to this Agreement. To the extent any Party becomes aware of any obligation to deduct or withhold from amounts otherwise payable, issuable or transferable pursuant to this Agreement, such Party shall notify the other Parties as soon as reasonably practicable, and the Parties shall reasonably cooperate to obtain any certificates or other documentation required in respect of such withholding obligation.

Article III
CLOSING

3.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article IX, the consummation of the Transactions contemplated by this Agreement (the “Closing”) shall take place by electronic exchange of signatures, on a date that shall be no later than the fifth (5th) Business Day after all the Closing conditions in Article IX have been satisfied or waived (other than any such conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) at 10:00 a.m. New York time, or at such other date, time or place as SPAC and the Seller may agree in writing (the date and time at which the Closing is actually held being the “Closing Date”).

3.2 Pre-Closing Statements.

(a) At least four (4) Business Days prior to the Closing Date, SPAC shall prepare and deliver to the Seller a written statement setting forth SPAC’s good faith estimate and calculation of the SPAC Expenses as of the Closing Date (in each case, in reasonable detail and with reasonable supporting documentation, including corresponding invoices therefor) and the respective amounts and wire transfer instructions for the payment or reimbursement of all such SPAC Expenses in accordance with Section 12.5 (such statement or as updated pursuant to the second sentence of this Section 3.2(a), the “SPAC Pre-Closing Statement”). SPAC shall consider in good faith any reasonable comments made by the Seller at least two (2) Business Days prior to the Closing Date with respect to the estimate and calculations included in the SPAC Pre-Closing Statement, and to the extent SPAC agrees, acting in good faith and reasonably, with any such comments, SPAC will deliver an updated SPAC Pre-Closing Statement incorporating such comments. In addition, at least two (2) Business Days prior to the Closing Date, if not already delivered, SPAC shall deliver a supplement to the SPAC Pre-Closing Statement setting forth SPAC’s good faith estimate and calculation of the (i) Redemption Amount and (ii) total cash proceeds from the Trust Account remaining following the Redemption.

(b) At least four (4) Business Days prior to the Closing Date, the Seller shall prepare and deliver to SPAC a written statement setting forth the Seller’s good faith estimate and calculation of the Seller Expenses as of the Closing Date (in each case, in reasonable detail and with reasonable supporting documentation, including corresponding invoices therefor) and the respective amounts and wire transfer instructions for the payment or reimbursement of all the Seller Expenses in accordance with Section 12.5 (such statement or as updated pursuant to the second sentence of this Section 3.2(b), the “Seller Pre-Closing Statement”). The Seller shall consider in good faith any reasonable comments made by SPAC at least two (2) Business Days prior to the Closing Date with respect to the estimate and calculations included in the Seller Pre-Closing Statement, and to the extent the Seller agrees, acting in good faith and reasonably, with any such comments, the Seller will deliver an updated Seller Pre-Closing Statement incorporating such comments.

3.3 Closing Deliveries.

(a) At the Closing, SPAC shall deliver or cause to be delivered:

(i) to Newco and Pubco, a certificate, dated the Closing Date, signed by an executive officer or director of SPAC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.2(a), 9.2(b) and 9.2(c) with respect to SPAC;

(ii) to Newco and Pubco, a certificate from its secretary, assistant secretary, director or other executive officer certifying as to, and attaching, (A) copies of the SPAC Memorandum and Articles as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of the SPAC Board authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Transactions contemplated hereby and thereby, (C) evidence that the Required Shareholder Approval has been obtained and (D) the incumbency of directors and officers authorized to execute this Agreement or any Ancillary Document to which SPAC is or is required to be a party or otherwise bound;

(iii) to Newco and Pubco, a certificate on behalf of SPAC, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in SPAC is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); and

(iv) to the Seller and Pubco, a copy of the Amended and Restated Registration Rights Agreement duly executed by SPAC and Sponsor.

(b) At the Closing, Pubco shall deliver or cause to be delivered:

(i) to SPAC, a certificate, dated the Closing Date, signed by an executive officer of Pubco, certifying as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(c) with respect to Pubco and SPAC Merger Sub, as applicable;

(ii) to SPAC, a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound; and

(iii) to the Seller and SPAC, a copy of the Amended and Restated Registration Rights Agreement duly executed by Pubco.

(c) At the Closing, Newco shall deliver or cause to be delivered:

(i) to SPAC, a certificate, dated as of the Closing Date, signed by an executive officer or director of Newco, certifying as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(c) with respect to Newco;

(ii) to Pubco, a certificate on behalf of Newco, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.1445-11T(d)(2); and

(iii) to SPAC, a certificate from its secretary or other executive officer or manager certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of managers and members authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its managers and officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

(d) At the Closing, the Seller shall deliver or cause to be delivered, as applicable:

(i) to SPAC, a certificate from the Seller, dated as the Closing Date, signed by the Seller, certifying as to the satisfaction of the conditions specified in Sections 9.3(a) and 9.3(b) with respect to the Seller; and

(ii) to SPAC, the Lock-Up Agreement, duly executed by the Seller and Pubco.

Article IV
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (a) the disclosure schedules delivered by SPAC to the Seller, Newco and Pubco on the date of this Agreement (the “SPAC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (b) the SEC Reports that are available prior to the date hereof on the SEC’s website through EDGAR (excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature, and excluding, for the avoidance of doubt, any content of such SEC Reports that have been redacted or omitted pursuant to applicable Law) (it being acknowledged that nothing disclosed in such SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.5 (Capitalization), Section 4.10 (Taxes and Returns), Section 4.15 (Finders and Brokers) and Section 4.21 (SPAC Trust Account)), SPAC, on behalf of itself and the SPAC Subsidiaries, represents and warrants to Newco, Pubco, SPAC Merger Sub and the Seller as of the date of this Agreement and as of the Closing, as follows:

4.1 Organization and Standing. SPAC and each SPAC Subsidiary are companies duly incorporated, validly existing and in good standing under the Laws of their jurisdiction of incorporation, organization or formation. SPAC and each SPAC Subsidiary have all requisite corporate power and authority to own, lease and operate their properties and to carry on their business as now being conducted. SPAC and each SPAC Subsidiary are duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by them or the nature of the business conducted by them makes such qualification or licensing necessary. SPAC and the SPAC Subsidiaries have heretofore made available to the Seller accurate and complete copies of their Organizational Documents each as currently in effect. Neither SPAC nor any SPAC Subsidiary is in violation of any provision of its Organizational Documents.

4.2 Authorization; Binding Agreement. SPAC and each SPAC Subsidiary has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby, subject to obtaining the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized by the SPAC Board and the board of directors of each SPAC Subsidiary and, other than obtaining the Required Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of SPAC or the SPAC Subsidiaries are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which SPAC or any SPAC Subsidiary is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other Parties and other parties thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”). The SPAC Board, either (A) at a duly called and held meeting or (B) by way of written resolution, has unanimously (i) determined that this Agreement and the SPAC Merger and the other Transactions contemplated hereby are advisable, fair to, and in the best interests of, SPAC and its shareholders, (ii) approved this Agreement, the SPAC Merger and the other Transactions contemplated hereby and thereby in accordance with the Cayman Act and the SPAC Memorandum and Articles, (iii) approved the Transactions as a Business Combination, (iv) directed that this Agreement and the SPAC Shareholder Approval Matters be submitted to the SPAC Shareholders for adoption and approval, and (v) resolved to recommend that the SPAC Shareholders adopt this Agreement and approve the SPAC Shareholder Approval Matters.

4.3 Governmental Approvals. No Consent of any Governmental Authority on the part of SPAC or the SPAC Subsidiaries, is required to be obtained in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the Transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on SPAC or any SPAC Subsidiary.

4.4 Non-Contravention. The execution and delivery by SPAC and each SPAC Subsidiary of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the Transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the SPAC Memorandum and Articles or the SPAC Subsidiaries’ Organizational Documents, in any material respect, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law applicable to SPAC or the SPAC Subsidiaries, or any of their properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC or the SPAC Subsidiaries under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of SPAC or any SPAC Subsidiary under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SPAC Material Contract or any material Contract of any SPAC Subsidiary, except for any deviations from any of the foregoing clauses (b) and (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SPAC or any SPAC Subsidiary, as the case may be.

4.5 Capitalization.

(a) SPAC is authorized to issue (i) 550,000,000 SPAC Ordinary Shares, consisting of (A) 500,000,000 SPAC Class A Ordinary Shares and (B) 50,000,000 SPAC Class B Ordinary Shares and (ii) 5,000,000 SPAC Preference Shares. The issued and outstanding SPAC Ordinary Shares as of the date of this Agreement consist of (A) 20,500,000 SPAC Class A Ordinary Shares, of which (x) 20,000,000 were issued in the IPO and are subject to possible redemption and (y) 500,000 were issued to, and are currently owned by, the Sponsor pursuant to a private placement consummated simultaneously with the closing of the IPO, and (B) 5,000,000 SPAC Class B Ordinary Shares. There are no issued or outstanding SPAC Preference Shares. All outstanding SPAC Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, the SPAC Memorandum and Articles or any Contract to which SPAC is a party. None of the outstanding SPAC Ordinary Shares has been issued in violation of any applicable securities Laws. Prior to giving effect to the Transactions, other than the SPAC Subsidiaries, SPAC does not have any Subsidiaries or own any equity interests in any other Person. The SPAC does not own any SPAC Ordinary Shares as treasury shares.

(b) Except as set forth in this Section 4.5 or as contemplated by this Agreement or the Ancillary Documents, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of SPAC, (B) obligating SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any securities of SPAC, or (C) obligating SPAC to grant, extend or enter into any option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities of SPAC. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any securities of SPAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which SPAC is a party with respect to the voting of any securities of SPAC.

(c) As of the date hereof, (i) SPAC does not have any Indebtedness and (ii) no Indebtedness of SPAC contains any restriction upon (A) the prepayment of any of such Indebtedness, (B) the incurrence of Indebtedness by SPAC, (C) the ability of SPAC to grant any Lien on its properties or assets, or (D) the consummation of the Transactions.

(d) Since the date of incorporation of SPAC, and except as contemplated by this Agreement, SPAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the SPAC Board has not authorized any of the foregoing.

(e) All shares of common stock of each SPAC Subsidiary are duly authorized, validly issued, fully paid and non-assessable and free and clear of all Liens.

4.6 SEC Filings; SPAC Financials; Internal Controls.

(a) SPAC, since the IPO and through the date of this Agreement, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by SPAC with the SEC under the Securities Act and/or the Exchange Act (collectively, and together with any amendments, restatements or supplements thereto, the “SEC Reports”), which SEC Reports are all available on the SEC’s website through EDGAR, and will file all such SEC Reports required to be filed or furnished subsequent to the date of this Agreement.

(b) The SEC Reports (x) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, as applicable, and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(c) As of the date of this Agreement, the SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed on Nasdaq under the symbol “CEPO”. Since the IPO, SPAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. There is no action or proceeding pending or, to the Knowledge of SPAC, threatened against SPAC, by Nasdaq or the SEC with respect to any intention by such entity to deregister or terminate the listing of the SPAC Class A Ordinary Shares. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Class A Ordinary Shares under the Exchange Act except as contemplated by this Agreement.

(d) The financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(e) Except as and to the extent reflected or reserved against in the SPAC Financials, SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the SPAC Financials, other than (i) Liabilities incurred since SPAC’s incorporation in the ordinary course of business or (ii) Liabilities or obligations incurred pursuant to this Agreement. SPAC has no off-balance sheet arrangements that are not disclosed in the SEC Reports.

(f) Since the IPO, (i) SPAC has not received any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC or its internal accounting controls, including any such complaint, allegation, assertion or claim that SPAC has engaged in questionable accounting or auditing practices and (ii) there have been no internal unresolved, material investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, the SPAC Board or any committee thereof.

(g) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) that are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(h) SPAC maintains systems of internal accounting controls that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that are sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) that transactions are executed, and access to assets is permitted, in accordance with management’s general or specific authorization; and (iv) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither SPAC nor SPAC’s independent auditors identified or have been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the PCAOB) in the design or operation of SPAC’s internal controls over financial reporting which would reasonably be expected to adversely affect SPAC’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC. Since the IPO, there have been no material changes in SPAC’s internal control over financial reporting.

(i) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, in their capacity as such, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(j) As of the date hereof, there are no outstanding comments from the SEC with respect to the SEC Reports. To the Knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.7 No Litigation; Orders; Permits. There is no Action pending, or, to the Knowledge of SPAC, threatened Action against SPAC, or, to the Knowledge of SPAC, any of its directors or officers (in their capacity as such) or otherwise affecting SPAC or its assets nor is any Order outstanding, against or involving SPAC, whether at law or in equity, before or by any Governmental Authority, which, in each case, would reasonably be expected to have a Material Adverse Effect on SPAC. There is no unsatisfied judgment or open injunction binding upon SPAC that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SPAC. There is no Action that SPAC has pending against any other Person. SPAC holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect.

4.8 Absence of Certain Changes. SPAC has, (a) since its incorporation, conducted no business other than its incorporation, the public offering of its SPAC Class A Ordinary Shares (and the related private offering), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of Newco and the negotiation and execution of this Agreement) and related activities and (b) since the IPO, not been subject to a Material Adverse Effect.

4.9 Compliance with Laws. SPAC (a) is, and has since its incorporation been, in compliance with all Laws applicable to it and the conduct of its business in all material respects, (b) has not received written notice alleging any violation of applicable Law in any material respect by SPAC and (c) is not under investigation with respect to any violation or alleged violation of any Law or judgment, Order or decree of any court or Governmental Authority.

4.10 Taxes and Returns. SPAC has timely filed, or caused to be timely filed, and will timely file or cause to be timely filed all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the SPAC Financials have been established in accordance with GAAP. There are no audits, examinations, investigations, claims, assessments or other proceedings pending or threatened against SPAC in respect of any Tax, and SPAC has not been notified in writing of any proposed Tax claims or assessments against SPAC (other than, in each case, claims or assessments for which adequate reserves in the SPAC Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens. SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return. SPAC does not have material liability for the Taxes of any Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by contract (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes). Each of the SPAC Subsidiaries is treated as a corporation for U.S. federal tax purposes.

4.11 Employees and Employee Benefit Plans. SPAC has never (a) had any paid employees, (b) retained any contractors, other than consultants and advisors in the ordinary course or (c) maintained, sponsored, contributed to or otherwise had any Liability under, any Benefit Plans. Other than reimbursement of any reasonable out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf, neither SPAC nor its Affiliates have any material liability to any officer or director of SPAC (in their capacity as such).

4.12 Properties. SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. SPAC does not own or lease any material real property or Personal Property.

4.13 Material Contracts.

(a) Other than this Agreement and the Ancillary Documents to which SPAC is a party as of the date hereof or such other Ancillary Documents that SPAC shall execute after the date hereof and which are attached as exhibits hereto, Section 4.13(a) of the SPAC Disclosure Schedules set forth a true, correct and complete list of the Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be canceled by SPAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC as its business is currently conducted, any acquisition of material property by SPAC, or restricts in any material respect the ability of SPAC from entering into this Agreement or Ancillary Documents or consummating the Transactions (each such Contract, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Seller.

(b) With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the SPAC Material Contract is legal, valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract; (iv) no party to a SPAC Material Contract has given written notice of or, to the Knowledge of SPAC, threatened any potential exercise of termination rights with respect to any SPAC Material Contract; and (v) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by SPAC under any SPAC Material Contract.

4.14 Transactions with Affiliates. Section 4.14 of the SPAC Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SPAC and any (a) present or former director, officer, employee, direct equityholder or Affiliate of SPAC or (b) record or beneficial owner of more than five percent (5%) of outstanding SPAC Ordinary Shares as of the date hereof.

4.15 Finders and Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco or Newco, or any of their respective Affiliates, in connection with the Transactions based upon arrangements made by or on behalf of SPAC or any of its Affiliates, including the Sponsor.

4.16 Certain Business Practices.

(a) Neither SPAC, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of SPAC, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder SPAC or assist it in connection with any actual or proposed transaction.

(b) The operations of SPAC are and have been conducted at all times in compliance with money laundering Laws in all applicable jurisdictions and no Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

(c) None of SPAC or any of its directors or officers, or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and SPAC has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

4.17 Insurance. Section 4.17 of the SPAC Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by SPAC relating to SPAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Seller. All premiums due and payable under all such insurance policies have been timely paid and SPAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by SPAC. SPAC has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on SPAC.

4.18 Independent Investigation. SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Pubco and Newco and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Pubco and Newco for such purpose. SPAC acknowledges and agrees that, in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of Newco, the Seller, Pubco and SPAC Merger Sub set forth in this Agreement (including the related portions of the Newco Disclosure Schedules or the Pubco Disclosure Schedules) and in any certificate delivered to SPAC pursuant hereto, and the information provided by or on behalf of Newco, the Seller, Pubco or SPAC Merger Sub for the Registration Statement.

4.19 No Other Representations. Except for the representations and warranties expressly made by SPAC in this Article IV (as modified by the SPAC Disclosure Schedule) or as expressly set forth in any Ancillary Document, neither SPAC or any SPAC Subsidiary nor any other Person on their behalf makes any express or implied representation or warranty with respect to SPAC or any SPAC Subsidiary or its business, operations, assets or Liabilities, or the Transactions, and each of SPAC and the SPAC Subsidiaries hereby expressly disclaims any other representations or warranties, whether implied or made by SPAC, the SPAC Subsidiaries or any of their Representatives. SPAC and the SPAC Subsidiaries each acknowledge that, except for the representations and warranties expressly made by Pubco, on behalf of itself or SPAC Merger Sub, in Article V, Newco in Article VI and the Seller in Article VII, none of Pubco, SPAC Merger Sub, Newco or the Seller is making or has made, communicated or furnished (orally or in writing) any representation, warranty, projection, forecast, statement or information to SPAC, the SPAC Subsidiaries or their Representatives (including any opinion, information or advice that may have been or may be provided to SPAC, any the SPAC Subsidiary or their Representatives by any Representative of Pubco, SPAC Merger Sub, Newco or the Seller), including any representations or warranties regarding the probable success or profitability of the businesses of Pubco, SPAC Merger Sub, Newco or the Seller. SPAC and the SPAC Subsidiaries specifically disclaim that they are relying upon or have relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that Pubco, SPAC Merger Sub, Newco and the Seller have specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 4.19, nothing in this Section 4.19 shall limit the Seller’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.

4.20 Information Supplied. None of the information supplied or to be supplied by or on behalf of SPAC or any of its Affiliates (including the Sponsor and the SPAC Subsidiaries) expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to the SPAC Shareholders with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of SPAC or any of its Affiliates (including the Sponsor the SPAC Subsidiaries) expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither SPAC nor any SPAC Subsidiary makes any representation, warranty or covenant with respect to any information supplied by or on behalf of Pubco, Newco, SPAC Merger Sub, the Seller or any of their respective Affiliates.

4.21 SPAC Trust Account. As of the date of this Agreement, there is at least $200,000,000 held in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the SPAC Memorandum and Articles and the IPO Prospectus. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. SPAC has performed all obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the Knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed, or furnished by SPAC to the Seller, to be inaccurate or that would entitle any Person (other than holders of SPAC Class A Ordinary Shares who shall have elected to redeem their SPAC Class A Ordinary Shares pursuant to the SPAC Memorandum and Articles) to any portion of the proceeds in the Trust Account prior to the closing of a Business Combination. There are no Actions pending with respect to the Trust Account. SPAC has not released any money from the Trust Account other than as permitted by the Trust Agreement. Following the Closing, no SPAC Shareholder is or shall be entitled to receive any amount from the Trust Account except to the extent such shareholder shall have elected to redeem its SPAC Class A Ordinary Shares pursuant to the Redemption.

4.22 Equity PIPE.

(a) SPAC has delivered to Pubco true, correct and complete copies of each of the SPAC Equity PIPE Subscription Agreements entered into by SPAC with the SPAC Equity PIPE Investors named therein as of the date of this Agreement. As of the date of this Agreement, other than the SPAC Equity PIPE Subscription Agreements, there are no other agreements, side letters or arrangements between SPAC and any SPAC Equity PIPE Investor relating to any Equity PIPE Subscription Agreement that could materially and adversely affect the obligation of such SPAC Equity PIPE Investors to contribute to SPAC the applicable portion of the Equity PIPE amount set forth in the Equity PIPE Subscription Agreement of such SPAC Equity PIPE Investors. As of the date of this Agreement, assuming the due authorization, execution and delivery by each other party thereto, all of the SPAC Equity PIPE Subscription Agreements are in full force and effect and are legal, valid and binding obligations of SPAC, enforceable in accordance with its terms, except as limited by the Enforceability Exceptions. As of the date of this Agreement, to the Knowledge of SPAC, no Equity PIPE Subscription Agreement has been withdrawn or terminated, amended or modified in writing in any respect. As of the date of this Agreement, SPAC is not and, with the giving of notice, the lapse of time or both, would not be in default under any SPAC Equity PIPE Subscription Agreements.

(b) No fees, consideration or other discounts are payable or have been agreed to by SPAC (including, from and after the Closing) to any SPAC Equity PIPE Investor in respect of the Equity PIPE, except as set forth in the SPAC Equity PIPE Subscription Agreements.

4.23 SPAC Subsidiaries’ Activities. From the date of their respective incorporation to the Closing, the SPAC Subsidiaries (a) have not engaged in any business activities other than as contemplated by this Agreement, (b) do not own, directly or indirectly, any ownership equity, profits or voting interest in any Person (other than SPAC Subsidiary A’s 100% ownership of SPAC Subsidiary B and SPAC Subsidiary B’s 100% ownership of Newco Merger Sub) and (c) have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions, and (d) other than this Agreement and the Ancillary Documents to which they are a party, the SPAC Subsidiaries are not party to or bound by any Contract.

Article V
REPRESENTATIONS AND WARRANTIES OF PUBCO AND SPAC MERGER SUB

Except as set forth in the disclosure schedules delivered by Pubco to SPAC on the date of this Agreement (the “Pubco Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, Pubco, on behalf of itself and SPAC Merger Sub, represents and warrants to SPAC, the SPAC Subsidiaries, Newco and the Seller, as of the date of this Agreement and as of the Closing, solely with respect to itself, as follows:

5.1 Organization and Standing. Pubco is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. SPAC Merger Sub is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Pubco and SPAC Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco and SPAC Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco has heretofore made available to SPAC and Newco accurate and complete copies of the Organizational Documents of Pubco and SPAC Merger Sub, each as currently in effect. None of Pubco or SPAC Merger Sub is in violation of any provision of its Organizational Documents.

5.2 Authorization; Binding Agreement. Subject to filing the Pubco A&R Organizational Documents and obtaining the SPAC Merger Sub Shareholder Approval, each of Pubco and SPAC Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Pubco and SPAC Merger Sub and no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement (including the filing of the Pubco A&R Organizational Documents and obtaining the SPAC Merger Sub Shareholder Approval), on the part of Pubco or SPAC Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco or SPAC Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Documents by the other Parties and other parties thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

5.3 Governmental Approvals. No Consent of any Governmental Authority on the part of Pubco or SPAC Merger Sub is required to be obtained in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the Transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement (including the Pubco A&R Organizational Documents), (b) any filings required with Nasdaq or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, (d) requirements under Delaware Law, Cayman Islands Law and pursuant to any other applicable Laws, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Pubco or SPAC Merger Sub.

5.4 Non-Contravention. The execution and delivery by each of Pubco and SPAC Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the Transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not, subject to the filing of the Pubco A&R Organizational Documents and obtaining the SPAC Merger Sub Shareholder Approval, (a) conflict with or violate any provision of such Party’s Organizational Documents in any material respect, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide material compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Party under, (viii) give rise to any material obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any material Contract of such Party, except for any deviations from any of the foregoing clauses (b) or (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Pubco.

5.5 Capitalization.

(a) As of the date of this Agreement, (i) Pubco is authorized to issue 1,000 shares of Pubco Stock, of which 1,000 shares of Pubco Stock are issued and outstanding, which are owned by the Seller and (ii) SPAC Merger Sub is authorized to issue 50,000 SPAC Merger Sub Ordinary Shares, of which 100 SPAC Merger Sub Ordinary Share are issued and outstanding, which are owned by Pubco.

(b) Prior to giving effect to the Transactions, other than SPAC Merger Sub, Pubco does not have any Subsidiaries or own any equity interests in any other Person.

5.6 Pubco and SPAC Merger Sub Activities. Since their formation, Pubco and SPAC Merger Sub have not engaged in any business activities other than as contemplated by this Agreement, do not own, directly or indirectly, any ownership equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of SPAC Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which they are a party, Pubco and SPAC Merger Sub are not party to or bound by any Contract.

5.7 Finders and Brokers. No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, Newco or any of their respective Affiliates in connection with the Transactions contemplated hereby based upon arrangements made by or on behalf of Pubco or SPAC Merger Sub or any of their Affiliates.

5.8 Ownership of Pubco Stock. All shares of Pubco Stock to be issued and delivered to the Seller as Merger Consideration Shares and to the SPAC Shareholders in exchange for their SPAC Class A Ordinary Shares in accordance with this Agreement shall be, upon issuance and delivery of such shares of Pubco Stock, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens. The issuance and sale of such shares of Pubco Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

5.9 Convertible Notes PIPE and Perpetual Convertible Preferred Stock.

(a) Pubco has delivered to SPAC true, correct and complete copies of each of the Convertible Notes Subscription Agreements and Perpetual Convertible Preferred Stock Subscription Agreements entered into by Pubco with the applicable Convertible Note Investors or Convertible Preferred Investors, as applicable, named therein as of the date of this Agreement. As of the date of this Agreement, other than the Convertible Notes Subscription Agreements and the Perpetual Convertible Preferred Stock Subscription Agreements, there are no other agreements, side letters or arrangements between Pubco and any Convertible Notes Investor or Convertible Preferred Investor relating to any Convertible Notes Subscription Agreement or Perpetual Convertible Preferred Stock Subscription Agreement that could materially and adversely affect the obligation of such Convertible Note Investors or Convertible Stock Investors to contribute to Pubco the applicable portion of the Convertibles Notes PIPE amount set forth in the Convertible Notes Subscription Agreement of such Convertible Note Investors or the Perpetual Convertible Preferred Stock amount set forth in the Perpetual Convertible Preferred Stock Subscription Agreement of such Convertible Preferred Investors. As of the date of this Agreement, assuming the due authorization, execution and delivery by each other party thereto, all of the Convertible Notes Subscription Agreements and Perpetual Convertible Preferred Stock Subscription Agreements are in full force and effect and are legal, valid and binding obligations of Pubco, enforceable in accordance with its terms, except as limited by the Enforceability Exceptions. As of the date of this Agreement, to the Knowledge of Pubco, no Convertible Notes Subscription Agreement or Perpetual Convertible Preferred Stock Subscription Agreement has been withdrawn or terminated, amended or modified in writing in any respect. As of the date of this Agreement, Pubco is not and, with the giving of notice, the lapse of time or both, would not be in default under any Convertible Notes Subscription Agreements or Perpetual Convertible Preferred Stock Subscription Agreement.

(b) No fees, consideration or other discounts are payable or have been agreed to by Pubco or SPAC Merger Sub (including, from and after the Closing) to any Convertible Notes Investor or Convertible Preferred Investor in respect of the Convertible Notes PIPE or the Perpetual Convertible Preferred Stock, except as set forth in the Convertible Notes Subscription Agreements or the Perpetual Convertible Preferred Stock Subscription Agreement, as applicable.

5.10 Information Supplied. None of the information supplied or to be supplied by Pubco or SPAC Merger Sub in writing expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco or SPAC Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, none of Pubco or SPAC Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, the SPAC Subsidiaries, Newco, the Seller or any of their respective Affiliates.

5.11 Independent Investigation. Each of Pubco and SPAC Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Newco and SPAC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Newco and SPAC for such purpose. Each of Pubco and SPAC Merger Sub acknowledges and agrees that, in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of Newco, the Seller and SPAC set forth in this Agreement (including the related portions of the Newco Disclosure Schedules and the SPAC Disclosure Schedules) and in any certificate delivered to Pubco or SPAC Merger Sub pursuant hereto, and the information provided by or on behalf of Newco, the Seller or SPAC for the Registration Statement.

5.12 No Other Representations. Except for the representations and warranties expressly made by Pubco and/or SPAC Merger Sub in this Article V (as modified by the Pubco Disclosure Schedules) or as expressly set forth in any Ancillary Document, none of Pubco or SPAC Merger Sub nor any other Person on any of their behalves makes any express or implied representation or warranty with respect to any of Pubco or SPAC Merger Sub or their respective business, operations, assets or Liabilities, or the Transactions, and Pubco and SPAC Merger Sub each hereby expressly disclaims any other representations or warranties, whether implied or made by Pubco or SPAC Merger Sub or any of their respective Representatives. Each of Pubco and SPAC Merger Sub acknowledge that, except for the representations and warranties expressly made by SPAC in Article IV, Newco in Article VI and the Seller in Article VII, none of SPAC, the SPAC Subsidiaries, Newco or the Seller are making or have made, communicated or furnished (orally or in writing) any representation, warranty, projection, forecast, statement or information, to Pubco and SPAC Merger Sub or any of their respective Representatives (including any opinion, information or advice that may have been or may be provided to Pubco and SPAC Merger Sub or any of their respective Representatives by any Representative of SPAC, the SPAC Subsidiaries, Newco or the Seller), including any representations or warranties regarding the probable success or profitability of the business of SPAC, the SPAC Subsidiaries, Newco and the Seller. Each of Pubco and SPAC Merger Sub specifically disclaim that they are relying upon or have relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that SPAC, the SPAC Subsidiaries, Newco and the Seller have specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 5.12 nothing in this Section 5.12 shall limit SPAC’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.

Article VI
REPRESENTATIONS AND WARRANTIES OF Newco

Except as set forth in the disclosure schedules delivered by Newco to SPAC on the date of this Agreement (the “Newco Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, Newco hereby represents and warrants to SPAC and the SPAC Subsidiaries as of the date of this Agreement and as of the Closing, as follows:

6.1 Organization and Standing. Newco is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Newco is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary for the business as currently conducted. Newco has made available to SPAC accurate and complete copies of the Organizational Documents of Newco, as currently in effect. Newco is not in violation of any provision of its Organizational Documents.

6.2 Authorization; Binding Agreement. Newco has all requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized by the board of managers of Newco and no other proceedings on the part of Newco are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which it is a party has been or shall be when delivered, duly and validly executed and delivered by Newco and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other Parties and other parties thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of Newco, enforceable against Newco in accordance with its terms, subject to the Enforceability Exceptions.

6.3 Capitalization.

(a) As of the date of this Agreement, Newco is authorized to issue (i) class A common membership interests (collectively, the “Newco Class A Interests”), of which 1 (one) Newco Class A Interest is issued and outstanding, which is owned by the Seller and (ii) class B common membership interests (collectively, the “Newco Class B Interests” and, together with Newco Class A Interests, the “Newco Interests”), of which none are issued and outstanding.

(b) Prior to giving effect to the Transactions, Newco does not have any Subsidiaries or own any equity interests in any other Person.

6.4 Governmental Approvals. No Consent of any Governmental Authority on the part of Newco is required to be obtained in connection with the execution, delivery or performance by Newco of this Agreement or any Ancillary Documents or the consummation by Newco of the Transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to requirements under Delaware Law or any other applicable Laws and (c) those Consents, the failure of which to obtain prior to the Closing, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Newco.

6.5 Non-Contravention. The execution and delivery by Newco of this Agreement and each Ancillary Document to which it is a party, the consummation by Newco of the Transactions contemplated hereby and thereby, and compliance by Newco with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Newco’s Organizational Documents in any material respect, (b) subject to obtaining the Consents required from Governmental Authorities referred to in Section 6.4, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law applicable to Newco or any of its properties or assets in any material respect, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Newco under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Newco under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any material right, benefit, obligation or other term under, any of the terms, conditions or provisions of any material Contract of Newco, except for any deviations from any of the foregoing clauses (b) or (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Newco.

6.6 Absence of Certain Changes. Except as set forth on Section 6.6 of the Newco Disclosure Schedules or for actions expressly contemplated by this Agreement or any Ancillary Document, since its formation, Newco has not been subject to a Material Adverse Effect.

6.7 Newco Activities. Since its formation, Newco has not engaged in any business activities other than as contemplated by this Agreement, does not own, directly or indirectly, any ownership equity, profits or voting interest in any Person and has no assets or Liabilities except the assets to be received pursuant to the Contribution and the Liabilities incurred in connection with this Agreement and the Ancillary Documents to which Newco is a party and the Transactions. Other than this Agreement and the Ancillary Documents to which Newco is a party, Newco is not party to or bound by any Contract. Newco does not lease or own any real property or any interest in real property.

6.8 Title to Assets. As of the Closing, and subject to the consummation of the transactions contemplated by the Contribution Agreement, Newco will have all rights, title and interest in and to the Bitcoin contributed into Newco pursuant to the Contribution Agreement.

6.9 Employees and Benefit Plans. Newco does not have any employees and does not have any Benefit Plans.

6.10 Certain Business Practices.

(a) Neither Newco, nor, to the Knowledge of Newco, any of its Representatives acting on its behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to government officials or employees, to political parties or campaigns or violated any provision of the applicable bribery Laws or (iii) made any other unlawful payment in violation of applicable bribery Laws. Neither Newco, nor, to the Knowledge of Newco, any of its Representatives acting on its behalf has directly or indirectly, given or agreed to give any unlawful gift or benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Newco or assist Newco in connection with any actual or proposed transaction.

(b) To the Knowledge of Newco, the operations of Newco are and have been conducted at all times in material compliance with money laundering Laws in all applicable jurisdictions, and no Action involving Newco with respect to any of the foregoing is pending or, to the Knowledge of Newco, threatened in writing.

(c) Neither Newco, nor, to the Knowledge of Newco, any of its directors, officers or employees acting on behalf of Newco, is currently identified on the specially designated nationals or other blocked person list, and Newco has not, directly or knowingly indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any other Person, in connection with any sales or operations in Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Crimea regions of Ukraine or for the purpose of financing the activities of any Person currently subject to U.S. sanctions, in each case in violation of any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

6.11 Equity PIPE.

(a) Newco has delivered to Pubco true, correct and complete copies of each of the Newco Equity PIPE Subscription Agreements entered into by Newco with the Newco Equity PIPE Investors named therein as of the date of this Agreement. As of the date of this Agreement, other than the Newco Equity PIPE Subscription Agreements, there are no other agreements, side letters or arrangements between Newco and any Newco Equity PIPE Investor relating to any Newco Equity PIPE Subscription Agreement that could materially and adversely affect the obligation of such Newco Equity PIPE Investors to contribute to Newco the applicable portion of the Equity PIPE amount set forth in the Newco Equity PIPE Subscription Agreement of such Newco Equity PIPE Investors. As of the date of this Agreement, assuming the due authorization, execution and delivery by each other party thereto, all of the Newco Equity PIPE Subscription Agreements are in full force and effect and are legal, valid and binding obligations of Newco, enforceable in accordance with its terms, except as limited by the Enforceability Exceptions. As of the date of this Agreement, to the Knowledge of Newco, no Newco Equity PIPE Subscription Agreement has been withdrawn or terminated, amended or modified in writing in any respect. As of the date of this Agreement, Newco is not and, with the giving of notice, the lapse of time or both, would not be in default under any Newco Equity PIPE Subscription Agreements.

(b) No fees, consideration or other discounts are payable or have been agreed to by Newco (including, from and after the Closing) to any Newco Equity PIPE Investor in respect of the Equity PIPE, except as set forth in the Newco Equity PIPE Subscription Agreements.

6.12 Finders and Brokers. No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, Newco or any of their respective Affiliates in connection with the Transactions contemplated hereby based upon arrangements made by or on behalf of Newco or any of its Affiliates.

6.13 Information Supplied. None of the information supplied or to be supplied by Newco in writing expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Newco in writing expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Newco makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, the SPAC Subsidiaries, the Seller, SPAC Merger Sub, Pubco or any of their respective Affiliates.

6.14 Independent Investigation. Newco has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of SPAC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of SPAC for such purpose. Newco acknowledges and agrees that in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of SPAC set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) and in any certificate delivered to Newco pursuant hereto, and the information provided by or on behalf of SPAC for the Registration Statement.

6.15 No Other Representations. Except for the representations and warranties expressly made by Newco in this Article VI (as modified by the Newco Disclosure Schedules) or as expressly set forth in any Ancillary Document, neither Newco nor any other Person on its behalf makes any express or implied representation or warranty with respect to Newco or its business, operations, assets or Liabilities, or the Transactions, and Newco hereby expressly disclaims any other representations or warranties, whether implied or made by Newco or any of its Representatives. Newco acknowledges that, except for the representations and warranties expressly made by SPAC in Article IV, Pubco and SPAC Merger Sub in Article V and the Seller in Article VII, none of SPAC, the SPAC Subsidiaries, Pubco, SPAC Merger Sub or the Seller are making or have made, communicated or furnished (orally or in writing) any representation, warranty, projection, forecast, statement or information to Newco (including any opinion, information, projection or advice that may have been or may be provided to Newco or its Representatives by any Representative of SPAC, the SPAC Subsidiaries, Pubco, SPAC Merger Sub or the Seller), including any representations or warranties regarding the probable success or profitability of the businesses of SPAC, the SPAC Subsidiaries, Pubco, SPAC Merger Sub or the Seller. Newco specifically disclaims that it is relying upon or has relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that SPAC, the SPAC Subsidiaries, Pubco, SPAC Merger Sub and the Seller have specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 6.15, nothing in this Section 6.15 shall limit SPAC’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.

Article VII
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Newco Disclosure Schedules, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, with respect to each representation and warranty in this Article VII, the Seller represents and warrants to SPAC, the SPAC Subsidiaries, Pubco, SPAC Merger Sub and Newco, as of the date of this Agreement and as of the Closing, as follows:

7.1 Organization and Standing. The Seller is duly organized, validly existing and in good standing (to the extent such concept is applicable in the jurisdiction of such entity’s formation) under the Laws of the jurisdiction of its formation, and has all requisite power and authority to carry on its business as now being conducted.

7.2 Authorization; Binding Agreement. The Seller has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Seller is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by the Seller and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other Parties and other parties thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to the Enforceability Exceptions.

7.3 Ownership.

(a) The Seller has, or will have as of immediately prior to the Newco Merger, good, valid and marketable title to its Newco Interests, free and clear of any and all Liens (other than those imposed by applicable securities Laws or Newco’s Organizational Documents). There are no proxies, voting rights, shareholders’ agreements or other agreements or understandings to which the Seller is a party, by which the Seller is bound with respect to the voting or transfer of any of the Seller’s Newco Interests other than this Agreement.

(b) As of immediately prior to the Contribution, (i) the Seller will have all rights, title and interest in and to the Bitcoin to be contributed by it to Newco pursuant to the Contribution Agreement, (ii) such Bitcoin will be held in a digital wallet held or operated by or on behalf of the Seller (the “Seller Digital Wallets”) and neither such Bitcoin nor such Seller Digital Wallet will be subject to any Liens (other than Permitted Liens), (iii) the Seller will have taken commercially reasonable steps to protect such Seller Digital Wallet and such Bitcoin and (iv) the Seller will have the exclusive ability to control such Seller Digital Wallet, including by use of “private keys” or other equivalent means or through custody arrangements or other equivalent means.

7.4 Government Approvals. No Consent of any Governmental Authority on the part of the Seller is required in connection with the execution, delivery or performance by the Seller of this Agreement or any Ancillary Documents or the consummation by the Seller of the Transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the Transactions, and (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or other applicable securities Laws.

7.5 Non-Contravention. The execution and delivery by the Seller of this Agreement and each Ancillary Document to which it is a party or otherwise bound and the consummation by the Seller of the Transactions contemplated hereby and thereby, and compliance by the Seller with any of the provisions hereof and thereof, will not, (a) conflict with or violate any provision of the Seller’s Organizational Documents, (b) conflict with or violate any Law applicable to the Seller or any of its properties or assets or (c) (i) violate, conflict with or result in a material breach of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Seller under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Seller under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a material default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which the Seller is a party or its properties or assets are bound, except for any deviations from any of the foregoing clauses (a), (b) or (c) that has not had and would not reasonably be expected to materially impair or delay the ability of the Seller to consummate the Transactions.

7.6 No Litigation. There is no Action pending or, to the Knowledge of the Seller, threatened, nor any Order is outstanding, against or involving the Seller, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to materially and adversely affect the ability of the Seller to consummate the Transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which the Seller is or is required to be a party.

7.7 Investment Representations. The Seller: (a) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act; (b) is acquiring its portion of the Merger Consideration Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such Merger Consideration Shares; (c) has been advised and understands that the Merger Consideration Shares (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable U.S. state securities Laws, (ii) has not been and at Closing shall not be, registered under the Securities Act or any applicable U.S. state securities Laws and, therefore, must be held indefinitely and cannot be resold unless and until such Merger Consideration Shares are registered under the Securities Act and all applicable U.S. state securities Laws, unless exemptions from registration are available, and (iii) may be subject to additional restrictions on transfer pursuant to the Seller’s Lock-Up Agreement (if applicable); (d) is aware that an investment in Pubco is a speculative investment and is subject to the risk of complete loss; and (e) (other than Newco Interests held by the Seller) acknowledges that except as set forth in the Amended and Restated Registration Rights Agreement, Pubco is under no obligation hereunder to register the Merger Consideration Shares under the Securities Act. The Seller does not have any Contract with any Person to sell, transfer or grant participations to such Person, or to any third Person, with respect to the Merger Consideration Shares. By reason of the Seller’s business or financial experience, the Seller is capable of evaluating the risks and merits of an investment in Pubco and of protecting its interests in connection with this investment. The Seller has carefully read and understands all materials provided by or on behalf of SPAC or its Representatives to the Seller or its Representatives pertaining to an investment in Pubco and has consulted, as the Seller has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for the Seller. The Seller acknowledges that the Merger Consideration Shares are subject to dilution for events not under the control of the Seller. The Seller has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the Transactions contemplated hereby and the suitability of this Agreement and the Transactions contemplated hereby for the Seller and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by Pubco or SPAC or their respective Representatives. The Seller: (A) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (B) has had the full right and opportunity to consult with its attorneys and other advisors and has availed itself of this right and opportunity; (C) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to it or him by such counsel; (D) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (E) is competent to execute this Agreement and any Ancillary Documents to which the Seller is or will be required to be a party and has executed this Agreement and such Ancillary Documents free from coercion, duress or undue influence.

7.8 Finders and Brokers. No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, SPAC Merger Sub, Newco or any of their respective Affiliates in connection with the Transactions contemplated hereby directly based upon arrangements made by the Seller or any of its Affiliates.

7.9 Information Supplied. None of the information supplied or to be supplied by the Seller in writing expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Seller in writing expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Seller makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, the SPAC Subsidiaries, SPAC Merger Sub, Pubco or any of their respective Affiliates.

7.10 No Other Representations. Except for the representations and warranties expressly made by the Seller in this Article VII (as modified by the Newco Disclosure Schedules and the Pubco Disclosure Schedules) or as expressly set forth in any Ancillary Document, neither the Seller nor any other Person on its behalf makes any express or implied representation or warranty with respect to the Seller or any of its business, operations, assets or Liabilities, or the Transactions, and the Seller hereby expressly disclaims any other representations or warranties, whether implied or made by it or any of its Representatives. The Parties hereto (other than the Seller) acknowledge that, except for the representations and warranties expressly made by the Seller in this Article VII, the Seller is not making or has made, communicated or furnished (orally or in writing) any representation, warranty, projection, forecast, statement or information to any other Party (including any opinion, information, projection or advice that may have been or may be provided to any other Party or any Representatives thereof), including any representations or warranties regarding the probable success or profitability of the businesses of SPAC, the SPAC Subsidiaries, Pubco, SPAC Merger Sub or the Seller. Each Party, other than the Seller, specifically disclaims that it is relying upon or has relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that the Seller have specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 7.10, nothing in this Section 7.10 shall limit SPAC’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.

Article VIII
COVENANTS

8.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the Closing (the “Interim Period”), subject to Section 8.13, each of Newco, Pubco and SPAC Merger Sub shall give, and shall cause its Representatives to give, SPAC and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information of or pertaining to Pubco, Newco or SPAC Merger Sub, as SPAC or its Representatives may reasonably request regarding Pubco, Newco or SPAC Merger Sub and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of the Representatives of Newco, Pubco and SPAC Merger Sub to reasonably cooperate with SPAC and its Representatives in their investigation; provided, however, that SPAC and its Representatives, in each case, shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Pubco, Newco or SPAC Merger Sub.

(b) During the Interim Period, subject to Section 8.13, SPAC shall give, and shall cause its Representatives to give, the Seller, Newco and Pubco and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information of or pertaining to SPAC or the SPAC Subsidiaries, as the Seller, Newco or Pubco or their respective Representatives may reasonably request regarding SPAC and the SPAC Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of their respective Representatives to reasonably cooperate with the Seller, Newco and Pubco and their respective Representatives in their investigation; provided, however, that the Seller, Newco and Pubco and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC or any SPAC Subsidiary.

8.2 Conduct of Business of Newco, Pubco, and SPAC Merger Sub.

(a) Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated, permitted or required by this Agreement or any Ancillary Document or as set forth on Schedule 8.2(a) of the Newco Disclosure Schedules, or as required by the Transactions or applicable Law, Pubco, SPAC Merger Sub and Newco shall (i) only engage in activities relating to the initial organization and commencement of their respective operations and, in the case of Newco, the Contribution, (ii) comply in all material respects with all Laws applicable to them and their respective businesses and assets, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, and to preserve the possession, control and condition of their respective material assets.

(b) Without limiting the generality of Section 8.2(a) and except as contemplated, permitted or required by the terms of this Agreement or any Ancillary Document or as set forth on Schedule 8.2(b) of the Newco Disclosure Schedules, or as required in connection with the Transactions or by applicable Law, during the Interim Period, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), none of Newco, Pubco or SPAC Merger Sub shall:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) amend, waive or otherwise change, in any respect, or terminate the Contribution Agreement;

(iii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iv) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(v) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $250,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $250,000 individually or $500,000 in the aggregate;

(vi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(vii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(viii) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of Newco, Pubco or SPAC Merger Sub;

(ix) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any material transaction with any Related Person (other than compensation and benefits and advancement of expenses); or

(x) authorize or agree to do any of the foregoing actions.

(c) Without limiting Sections 8.2(a) and 8.2(b), without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), (i) Newco shall not issue any Newco Interests (other than pursuant to the Contribution), and (ii) the Seller shall not sell, transfer or dispose of any Newco Interests owned by the Seller.

8.3 Conduct of Business of SPAC.

(a) Unless the Seller shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated, permitted or required by this Agreement or any Ancillary Document or as set forth on Schedule 8.3 of the SPAC Disclosure Schedules, or as required in connection with the Transactions or applicable Law, SPAC shall and shall cause the SPAC Subsidiaries to (i) conduct their businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to them and their businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their business organizations.

(b) Without limiting the generality of Section 8.3(a) and except as contemplated by the terms of this Agreement or any Ancillary Document or as set forth on Schedule 8.3 of the SPAC Disclosure Schedules, or as required by the Transactions or applicable Law, during the Interim Period, without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not, and shall cause its Subsidiaries (including, when formed, the SPAC Subsidiaries) to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)  incur, create, assume, prepay, repay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), fees or expenses in excess of $250,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided that this Section 8.3(b)(iv) shall not prevent SPAC from borrowing funds necessary to finance its ordinary course administrative costs and expenses and SPAC Expenses);

(v) make or rescind any material election relating to Taxes, settle any Action relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change the Trust Agreement;

(vii) amend or otherwise modify, terminate, waive or assign or delegate (as applicable) any material right or obligation under any SPAC Material Contract (other than amendments or other modifications, terminations, waivers, assignments or delegations of or with respect to Contracts with Related Persons otherwise governed by Section 8.3(b)(viii)) or enter into any new Contract that would be a SPAC Material Contract;

(viii) other than drawings on the SPAC Loans or as expressly required by the Sponsor Support Agreement, enter into, renew, amend, waive or terminate (other than terminations in accordance with their terms) any Contracts, arrangements or transactions with any Related Person, including any Ancillary Document to which SPAC or any Related Person is a party;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting SPAC’s outside auditors;

(xii) waive, release, assign, settle or compromise any Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC) not in excess of $250,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the SPAC Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, company, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the SPAC Merger);

(xv) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate (excluding the incurrence of any SPAC Expenses) other than pursuant to the terms of a Contract (a) in existence as of the date of this Agreement and disclosed to the Seller (including in the SEC Reports) or (b) entered into in the ordinary course of business or in accordance with the terms of this Section 8.3 during the Interim Period;

(xvi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xviii) authorize or agree to do any of the foregoing actions.

8.4 Annual and Interim Financial Statements.

(a) As promptly as practicable after the date of this Agreement but in no event later than forty five (45) days after the date of this Agreement, Newco shall deliver to SPAC and the Seller, the audited and/ or reviewed financial statements of Newco and Pubco (including, in each case, any related notes thereto), that are required for the initial filing of the Registration Statement pursuant to the Securities Act and the rules and regulations promulgated thereunder. Such financial statements shall fairly present the financial position and results of operations of Newco and Pubco, as applicable, as of the dates or for the periods indicated, in accordance with GAAP. The financial statements, if required to be audited, shall be audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor.

(b) During the Interim Period, as soon as reasonably practicable following the end of each three-month quarterly period of each fiscal year (other than the last three-month period), and in any event no later than forty five (45) days thereafter, and to the extent required for the Registration Statement pursuant to the Securities Act and the rules and regulations promulgated thereunder, Newco and Pubco shall deliver to SPAC and the Seller the unaudited consolidated financial statements of Newco and Pubco, as applicable, consisting of the consolidated balance sheet of Newco and Pubco, as applicable as of the end of such three-month period (and most recent year end), and the related unaudited consolidated income statement, changes in shareholder equity and statement of cash flows for the year to date period of such fiscal year or such fiscal quarter (subject to normal and recurring year-end adjustments and the absence of footnotes).

(c) During the Interim Period, as soon as reasonably practicable following the end of each fiscal year, and in any event no later than ninety (90) days thereafter, and to the extent required for the Registration Statement pursuant to the Securities Act and the rules and regulations promulgated thereunder, Newco and Pubco shall deliver to SPAC and the Seller the audited consolidated financial statements of Newco and Pubco, consisting of the consolidated audited balance sheet of Newco or Pubco, as applicable, as of the end of such fiscal year (and prior fiscal year), and the related audited consolidated income statement, changes in shareholder equity and statement of cash flows for the fiscal year then ended (and prior two fiscal years or such shorter period as Newco has been in existence). Such audited financial statements shall be audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor and shall fairly present the financial position and results of operations of Newco and Pubco, as applicable, as of the dates and for the periods indicated, in accordance with GAAP.

8.5 SPAC Public Filings. During the Interim Period, SPAC will (i) keep current and timely file all of the public filings required to be filed by it with the SEC under the Exchange Act and the Securities Act and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of the SPAC Class A Ordinary Shares on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the shares of Pubco Class A Stock, and (ii) reasonably cooperate with Pubco to cause the shares of Pubco Class A Stock to be issued in connection with the Mergers to be approved for listing on Nasdaq as of the Closing Date.

8.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to Newco, Pubco, SPAC Merger Sub, the Seller and their respective Affiliates, a transaction (other than the Transactions contemplated by this Agreement and any Ancillary Document) concerning the sale of (x) all or any material part of the business or assets of Pubco or Newco (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of Pubco or Newco, in any case, whether such transaction takes the form of a sale of shares or other equity interests in Pubco or Newco, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, (B) with respect to the Seller, the sale of any portion of Bitcoin that, and only if such sale, would materially prevent or impair the ability of the Seller to perform its obligations under the Contribution Agreement and (C) with respect to SPAC and its Affiliates, a transaction (other than the Transactions contemplated by this Agreement) concerning a Business Combination involving SPAC.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Seller and SPAC, directly or indirectly, (i) solicit, assist, initiate, continue or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any nonpublic information regarding such Party or its Affiliates (or, with respect to the Seller, Newco) or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that is intended or could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives (or with respect to Newco, the Seller) of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could reasonably be expected to result in an Acquisition Proposal, and (ii) any request for nonpublic information relating to such Party or its Affiliates (or with respect to the Seller, Newco), specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information, subject to applicable confidentiality restrictions. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

8.7 No Trading. Each of Newco, Pubco, SPAC Merger Sub and the Seller acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of SPAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Newco, Pubco, SPAC Merger Sub and the Seller each hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC (other than pursuant to the Transactions), communicate such information to any third party, take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

8.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates (or, with respect to Newco, the Seller): (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates (or, with respect to Newco, the Seller) hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority or Nasdaq) alleging (i) that the Consent of such third party is or may be required in connection with the Transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates (or, with respect to Newco, the Seller); (c) receives any notice or other communication from any Governmental Authority or Nasdaq in connection with the Transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article IX not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party (or, with respect to Newco, the Seller) or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates (or, with respect to Newco, the Seller) with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgment or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

8.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions contemplated by this Agreement (including the receipt of all applicable Consents of, or termination of all applicable waiting periods by, Governmental Authorities) and to comply as promptly as practicable with all requirements or conditions of Governmental Authorities applicable to the Transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 8.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party agrees to make any required filing or application under Antitrust Laws, as applicable, with respect to the Transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. The Parties agree to use their reasonable best efforts to make all required filings under Antitrust Laws no later than thirty (30) days after the initial filing of the Registration Statement. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions contemplated by this Agreement under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities requests for approval of the Transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the Transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives (or, with respect to Newco, the Seller) receives any notice from such Governmental Authorities in connection with the Transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions contemplated hereby or thereby, the Parties shall use their reasonable best efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the Transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the Transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

8.10 Further Assurances. The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

8.11 The Registration Statement.

(a) Following the date of this Agreement, SPAC, Pubco and Newco shall prepare and, as promptly as practicable after completion of Newco’s audited financial statements described in Section 8.4(a), file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the shares of Pubco Stock to be issued under this Agreement to the holders of SPAC Class A Ordinary Shares and to the holders of Newco Interests at the Effective Time, which Registration Statement will also contain a proxy statement of SPAC (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from SPAC Shareholders for the matters to be acted upon at the Extraordinary General Meeting and providing the Public Shareholders an opportunity in accordance with the SPAC Memorandum and Articles and the IPO Prospectus to have their SPAC Class A Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the SPAC Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC Shareholders to vote, at a general meeting (whether annual or extraordinary) of SPAC Shareholders to be called and held for such purpose (the “Extraordinary General Meeting”), in favor of resolutions approving (i) as an ordinary resolution, the adoption and approval of this Agreement and the Transactions as a Business Combination, (ii) as a special resolution, the approval of the SPAC Merger and authorization of SPAC’s entry into the SPAC Plan of Merger, (iii) as an ordinary resolution (or if required by applicable Law or the SPAC Memorandum and Articles, as a special resolution) the adoption and approval of such other matters as the Seller, Newco, Pubco and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) through (iii), collectively, the “SPAC Shareholder Approval Matters”), and (iv) as an ordinary resolution, the adjournment of the Extraordinary General Meeting, if necessary or desirable in the reasonable determination of SPAC, in each case in accordance with the SPAC Memorandum and Articles, the Cayman Act, and the rules and regulations of the SEC and Nasdaq. If on the date for which the Extraordinary General Meeting is scheduled, SPAC has not received proxies representing a sufficient number of shares to obtain the Required Shareholder Approval, whether or not a quorum is present, SPAC may make one or more successive postponements or adjournments of the Extraordinary General Meeting in accordance with Section 8.11(d). In connection with the Registration Statement, SPAC and Pubco will file with the SEC financial and other information about the Transactions in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the SPAC Memorandum and Articles, the Cayman Act and the rules and regulations of the SEC and Nasdaq. SPAC and Pubco shall cooperate and provide the Seller (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. Newco and the Seller shall provide SPAC and Pubco with such information concerning Newco, the Seller and their respective shareholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be reasonably required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by Newco and the Seller shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b) SPAC and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the SPAC Memorandum and Articles, the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Extraordinary General Meeting and the Redemption. Each of SPAC, Pubco and Newco shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to Newco, Pubco, SPAC, and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC and Pubco shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the SPAC Shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the SPAC Memorandum and Articles; provided, that Pubco shall not amend or supplement the Registration Statement without the prior written consent of SPAC, which consent shall not to be unreasonably withheld, conditioned or delayed.

(c) SPAC and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. SPAC and Pubco shall provide the Seller with copies of any written comments, and shall inform the Seller of any material oral comments, that SPAC, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the Extraordinary General Meeting and the Redemption promptly after the receipt of such comments and shall give the Seller and its Representatives a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, including to the extent possible, participation by the Seller or its counsel in discussions with the SEC.

(d) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, SPAC shall set a record date for the Extraordinary General Meeting and distribute the Registration Statement to the SPAC Shareholders and, pursuant thereto, shall call and convene the Extraordinary General Meeting for a date no later than thirty (30) days following the effectiveness of the Registration Statement. SPAC shall, through the SPAC Board, subject to Section 8.11(d)(ii), recommend to the SPAC Shareholders the approval of the SPAC Shareholder Approval Matters and include such recommendation in the Proxy Statement, with such changes as may be mutually agreed by the Parties.

(i) Subject to Section 8.11(d)(ii), the SPAC Board shall not change, withdraw, withhold, qualify or modify its recommendation to the SPAC Shareholders that they vote in favor of the SPAC Shareholder Approval Matters (a “Modification in Recommendation”).

(ii) Notwithstanding anything to the contrary contained in this Agreement, the SPAC Board may, at any time prior to, but not after, obtaining the Required Shareholder Approval, make a Modification in Recommendation in response to an Intervening Event (an “Intervening Event Change in Recommendation”) if the SPAC Board determines in good faith, based on the advice of its outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the SPAC Board under applicable Law; provided that: (A) Newco shall have received written notice from SPAC of SPAC’s intention to make an Intervening Event Change in Recommendation at least five (5) Business Days prior to the taking of such action by SPAC (the “Intervening Event Notice Period”), which notice shall specify the applicable Intervening Event in reasonable detail (including the facts and circumstances providing the basis for the determination by the SPAC Board to effect such Intervening Event Change in Recommendation), (B) during the Intervening Event Notice Period and prior to making an Intervening Event Change in Recommendation, if requested by Newco, SPAC and its Representatives shall have negotiated in good faith with Newco and its Representatives regarding any revisions or adjustments proposed by Newco to the terms and conditions of this Agreement as would enable the SPAC Board to proceed with its recommendation of this Agreement and the Transactions and not make such Intervening Event Change in Recommendation, (C) the SPAC and its Representatives shall have provided to Newco and its Representatives all applicable information with respect to such Intervening Event reasonably requested by Newco to permit Newco to propose revisions to the terms of this Agreement and (D) if Newco requested negotiations in accordance with the foregoing sub-clause (B), the SPAC Board may make an Intervening Event Change in Recommendation only if the SPAC Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that Newco shall have, prior to the expiration of the five (5) Business Day period, offered in writing in a manner that would form a binding contract if accepted by SPAC (and the other applicable Parties), continues to determine in good faith, based on the advice of outside counsel, that failure to make an Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the SPAC Shareholders under applicable Law. An “Intervening Event” shall mean any material and negative event after the date of this Agreement that (i) was not known and was not reasonably foreseeable to the SPAC Board as of the date of this Agreement (or the consequences or magnitude of which were not reasonably foreseeable to the SPAC Board as of the date of this Agreement), which becomes known to the SPAC Board prior to the Extraordinary General Meeting, and (ii) does not relate to and excludes, whether alone or in combination, (A) any Acquisition Proposal or Alternative Transaction (in each case, solely with respect to SPAC), (B) the Transactions and/or this Agreement or any Ancillary Document (or any actions taken pursuant to this Agreement or any Ancillary Document, including obtaining all Consents required to be obtained from any Governmental Authority or any other Person), (C) any change in the price or trading volume of SPAC Class A Ordinary Shares, (D) any Action filed or threatened against SPAC or any member of the SPAC Board arising out of or related to the Transactions by any Person and (E) any change, event, circumstance, occurrence, effect, development or state of facts that is excluded in determining whether a Material Adverse Effect with respect to Newco has occurred or would reasonably be expected to occur pursuant to clauses (i), (ii), (iii) and (iv) of the definition thereof. For the avoidance of doubt, an Intervening Event Change in Recommendation shall constitute a Modification in Recommendation.

(iii) Notwithstanding anything to the contrary contained in this Agreement, during an Intervening Event Notice Period, the obligations of SPAC and/or the SPAC Board to make filings with the SEC with respect to the proposals contemplated herein, to give notice for or to convene a meeting, or to make a recommendation, shall be tolled to the extent reasonably necessary until such time as SPAC has filed an update to the Registration Statement with the SEC (which SPAC shall file as promptly as practicable after the Intervening Event Change in Recommendation), and in the event a filing and/or notice for a general meeting was made prior to the Intervening Event Notice Period, SPAC shall be permitted to adjourn or postpone such general meeting and to amend such filing as necessary in order to provide sufficient time for the SPAC Shareholders to consider any revised recommendation.

(iv) To the fullest extent permitted by applicable Law, (x) SPAC’s obligations to establish a record date for, duly call, give notice of, convene and hold the Extraordinary General Meeting shall not be affected by any Modification in Recommendation, (y) SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the Extraordinary General Meeting and submit the SPAC Shareholder Approval Matters for approval by the SPAC Shareholders and (z) SPAC agrees that if the Required Shareholder Approval shall not have been obtained at any such Extraordinary General Meeting, then SPAC shall promptly continue to take all such reasonably necessary actions, including the actions required by this Section 8.11, and hold additional Extraordinary General Meetings in order to obtain the Required Shareholder Approval. SPAC may adjourn or postpone the Extraordinary General Meeting (i) to solicit additional proxies for the purpose of obtaining the Required Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SPAC has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the SPAC Shareholders prior to the Extraordinary General Meeting; provided that the Extraordinary General Meeting may not be adjourned or postponed to a date that is more than thirty (30) days after the date for which the Extraordinary General Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law).

(e) SPAC shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, the SPAC Memorandum and Articles and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the setting of the record date for, and the calling and holding of, the Extraordinary General Meeting and the Redemption.

8.12 Public Announcements.

(a) The Parties agree that during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of SPAC, Pubco and the Seller, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance; provided that nothing shall prevent the Parties from issuing any press releases or making any public announcements about the Transactions containing information that has already been made public by the Parties.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, SPAC shall file a Current Report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Seller shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Seller reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement), provided that SPAC provides the Seller with a reasonable period of time to complete such review, comment and approval prior thereto. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a Current Report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Sponsor and the Seller shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the Transactions contemplated hereby. Furthermore, nothing contained in this Section 8.12 shall prevent SPAC, Pubco, Newco or the Seller from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other Parties in accordance with this Section 8.12.

8.13 Confidential Information.

(a) The Parties (other than SPAC) hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any SPAC Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without SPAC’s prior written consent; and (ii) in the event that any Party (other than SPAC) or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC to the extent legally permitted with prompt written notice of such requirement so that SPAC or an Affiliate thereof may seek, at SPAC’s cost, a protective Order or other remedy or waive compliance with this Section 8.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 8.13(a), furnish only that portion of such SPAC Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded to such SPAC Confidential Information. In the event that this Agreement is terminated and the Transactions contemplated hereby are not consummated, Newco, Pubco, SPAC Merger Sub and the Seller shall, and shall cause their respective Representatives to, promptly deliver to SPAC or destroy (at Newco’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that Newco, Pubco, SPAC Merger Sub, the Seller and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any SPAC Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, Pubco and its Representatives shall be permitted to disclose any and all SPAC Confidential Information to the extent required by the Federal Securities Laws.

(b) SPAC hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Newco Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of Newco Confidential Information without the Seller’s prior written consent; and (ii) in the event that SPAC or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, becomes legally compelled to disclose any Newco Confidential Information, (A) provide the Seller to the extent legally permitted with prompt written notice of such requirement so that the Seller may seek, at the their sole expense, a protective Order or other remedy or waive compliance with this Section 8.13(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Seller waives compliance with this Section 8.13(b), furnish only that portion of such Newco Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded to such Newco Confidential Information. In the event that this Agreement is terminated and the Transactions contemplated hereby are not consummated, SPAC shall, and shall cause its Representatives to, promptly deliver to the Seller or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of Newco Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that SPAC and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Newco Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, SPAC and its Representatives shall be permitted to disclose any and all Newco Confidential Information to the extent required by the Federal Securities Laws.

8.14 Post-Closing Pubco Board of Directors and Officers.

(a) The Parties shall take all necessary action, including causing the directors of Pubco to resign, so that effective as of the Closing, (i) Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of five (5) persons, including (x) four (4) persons who are designated by the Seller, prior to the Closing, at least three (3) of whom shall be required to qualify as an independent director under Nasdaq rules and (y) the Chief Executive Officer of Pubco, and (ii) the persons listed in Annex A hereto under the heading “Officers” and such other persons as are designated by the Seller (the “Post Closing Pubco Officers”) are elected or appointed, as applicable, to such position of officers of Pubco as mutually agreed, to serve in such positions, in each case until such successors are duly appointed and qualified in accordance with the Pubco A&R Organizational Documents and applicable Law.

(b) At the Closing, Pubco will provide each member of the Post-Closing Pubco Board and each Post-Closing Pubco Officer with a customary indemnification agreement.

8.15 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of SPAC, Newco, Pubco, the SPAC Subsidiaries or SPAC Merger Sub (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and SPAC, any SPAC Subsidiary, Newco, Pubco or SPAC Merger Sub, in each case as in effect on the date of this Agreement (or upon formation with respect to the SPAC Subsidiaries), shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of Pubco, SPAC, the SPAC Subsidiaries, Newco and SPAC Merger Sub to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement (or, with respect to the SPAC Subsidiaries, as of their date of formation) in the Organizational Documents of SPAC, Newco, Pubco, SPAC Merger Sub and the SPAC Subsidiaries, to the extent permitted by applicable Law. The provisions of this Section 8.15(a) shall survive the Closing indefinitely and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives. The provisions of this Section 8.15(a) shall be binding, jointly and severally, on Pubco and all its successors and assigns. In the event that Pubco or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Pubco shall ensure that proper provision shall be made so that the successors and assigns of Pubco shall succeed to the obligations set forth in this Section 8.15(a). In addition to the foregoing, only to the extent not covered by the existing directors’ and officers’ insurance of SPAC or, from and after the Effective Time, the D&O Tail Insurance, and further only to the extent not covered (or excluded) by the indemnity and exculpatory provisions contained in the SPAC Memorandum and Articles, Pubco hereby agrees to indemnify, defend and hold harmless the current directors of SPAC (and their heirs and legal representatives), to the fullest extent permitted by applicable Law, from, against and in respect of any and all losses, Liabilities, damages, penalties, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses) paid, suffered or incurred by, or imposed upon, any such director that are based upon, arise out of or result from, in whole or in part, directly or indirectly, any shareholder Action relating to the board’s failure to make a Modification in Recommendation in response to an adverse and material event involving SPAC and occurring after the date of this Agreement, which becomes known to the SPAC Board after the date of this Agreement, and prior to the Extraordinary General Meeting.

(b) Prior to the Effective Time, SPAC shall obtain and Pubco shall fully pay the premium for a “tail” insurance policy under SPAC’s existing insurance policy for the benefit of SPAC’s directors and officers that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”), on terms substantially equivalent to and in any event not less favorable in the aggregate than SPAC’s existing coverage (or, if substantially equivalent insurance coverage is unavailable, the best available coverage), except that in no event shall Pubco be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium currently payable by SPAC with respect to such current policy; provided, that, if the annual premium of such insurance coverage exceeds such amount, SPAC shall be obligated to obtain a “tail” insurance policy with the greatest coverage available for a cost not exceeding such amount from insurance carriers with the same or better credit rating as SPAC’s current insurance provider. Pubco and its Subsidiaries shall, for a period of six (6) years after the Effective Time, maintain the D&O Tail Insurance in effect and shall continue to honor the obligations thereunder and timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance after the Closing.

8.16 Use of Proceeds.

(a) Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC shall (i) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) cause the Trustee to, and the Trustee shall thereupon be obligated to, (x) pay as and when due all amounts payable to former SPAC Shareholders pursuant to the Redemption and (y) pay all remaining amounts, less the fees and costs incurred by the Trustee in accordance with the Trust Agreement, then available in the Trust Account in accordance with Section 8.16(b).

(b) The Parties agree that, at the Closing, upon satisfaction or waiver of the conditions set forth in Article IX, the funds in the Trust Account (after taking into account payments for the Redemption) and the net proceeds of the PIPE Investment shall be used to pay or reimburse (i) the Expenses pursuant to and in accordance with Section 12.5 and (ii) any premiums for the D&O Tail Insurance. Any remaining cash in the Trust Account and remaining net proceeds of the PIPE Investment shall be disbursed to Newco or Pubco and used for working capital and general corporate purposes.

8.17 Contribution. During the Interim Period, Newco and the Seller shall use their reasonable best efforts to complete the Contribution immediately prior to the Closing, including exercising their respective rights to specifically enforce the Contribution Agreement.

8.18 Delisting and Deregistration. The Parties shall take all actions necessary or reasonably requested by another Party to cause the SPAC Class A Ordinary Shares to be delisted from Nasdaq (or be succeeded by the shares of Pubco Stock) and to terminate the SPAC’s registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Pubco) as of the Closing Date.

8.19 Pubco A&R Organizational Documents. At or prior to the Closing, Pubco shall amend and restate the Pubco Organizational Documents (the “Pubco A&R Organizational Documents”) on terms that are satisfactory to the Seller.

8.20 Amendment and Restatement of Founder Registration Rights Agreement. SPAC, Pubco, the Sponsor and the Seller shall amend and restate the Founder Registration Rights Agreement, effective as of the Closing, substantially in the form of the Amended and Restated Registration Rights Agreement.

8.21 PIPE Investments.

(a) Pubco shall use reasonable best efforts to take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated by the Convertible Notes Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Convertible Notes Subscription Agreements, and exercising its right to specifically enforce the Convertible Notes Subscription Agreements pursuant to the terms thereof.

(b) SPAC shall use reasonable best efforts to take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated by the SPAC Equity PIPE Subscription Agreements on the terms and conditions described therein, including maintaining in effect the SPAC Equity PIPE Subscription Agreements, and exercising its right to specifically enforce the SPAC Equity PIPE Subscription Agreements pursuant to the terms thereof.

(c) Newco shall use reasonable best efforts to take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated by the Newco Equity PIPE Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Newco Equity PIPE Subscription Agreements, and exercising its right to specifically enforce the Newco Equity PIPE Subscription Agreements pursuant to the terms thereof.

8.22 Perpetual Convertible Preferred Stock. Pubco shall use reasonable best efforts to take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated by the Perpetual Convertible Preferred Stock Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Perpetual Convertible Preferred Stock Subscription Agreements, and exercising its right to specifically enforce the Perpetual Convertible Preferred Stock Subscription Agreements pursuant to the terms thereof.

8.23 Additional Permitted Financings.

(a) SPAC, the Seller and Pubco shall be permitted to negotiate and enter into Additional Permitted Financings. For the avoidance of doubt, it is hereby understood and agreed that the decision to negotiate any Additional Permitted Financing from any potential alternative sources of financing and the terms of any such Additional Permitted Financing and the instruments governing such Additional Permitted Financings shall be subject to the prior written consent of each of SPAC and the Seller (which consent may be withheld in the sole and absolute discretion of the party asked to provide consent), and none of the foregoing actions shall be taken, and no Additional Permitted Financings shall be entered into, without such prior written consent.

(b) To the extent that any Additional Permitted Financings shall have been expressly consented to by SPAC and the Seller and entered into in accordance with the terms of Section 8.2(a):

(i) as of the date of entering into such Additional Permitted Financings, the Parties that are party to such Additional Permitted Financings will deliver to the other Parties true, correct and complete copies of each of the fully executed instruments governing such Additional Permitted Financings;

(ii) no Party shall enter into any side letters or Contracts related to the provision or funding, as applicable, of the purchases contemplated by the instruments governing such Additional Permitted Financings or the Transactions other than as expressly set forth in this Agreement, the instruments governing such Additional Permitted Financings or any other agreement entered into (or to be entered into) in connection with the Transactions or with the prior written consent of SPAC and the Seller; and

(iii) the Parties that are party to such Additional Permitted Financings shall use reasonable best efforts to take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated by such Additional Permitted Financings on the terms and conditions described therein.

8.24 Pubco Incentive Plan. In the event that Pubco determines that it will implement a new equity incentive plan (the “Pubco Incentive Plan”), such Pubco Incentive Plan will be in a form reasonably acceptable to the Seller and SPAC.

Article IX
CLOSING CONDITIONS

9.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Seller and SPAC of the following conditions:

(a) Required Shareholder Approval. The SPAC Shareholder Approval Matters that are submitted to the vote of the SPAC Shareholders at the Extraordinary General Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the SPAC Shareholders at the Extraordinary General Meeting in accordance with the SPAC Memorandum and Articles, applicable Law and the Proxy Statement (the “Required Shareholder Approval”).

(b) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Transactions.

(c) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

(d) Exchange Listing. The shares of Pubco Class A Stock shall have been approved for listing on Nasdaq, the New York Stock Exchange or another national exchange reasonably acceptable to Pubco, SPAC and the Seller, subject only to notice of issuance.

(e) Funding of the PIPE Investments. The PIPE Investors shall have fully funded the PIPE Investments in accordance with Section 8.21 and their respective PIPE Subscription Agreements.

9.2 Conditions to Obligations of Newco, Pubco, SPAC Merger Sub and the Seller. In addition to the conditions specified in Section 9.1, the obligations of Newco, Pubco, SPAC Merger Sub and the Seller to consummate the Transactions are subject to the satisfaction or written waiver by the Seller of the following conditions:

(a) Representations and Warranties.

(i) The SPAC Fundamental Representations (other than Section 4.5(a)) shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect) in all material respects on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for those SPAC Fundamental Representations that address matters only as of a particular date (which SPAC Fundamental Representations shall have been true and correct in all material respects as of such date).

(ii) The representations and warranties of SPAC contained in Section 4.5(a) shall be true and correct in all but de minimis respects as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct in all but de minimis respects as of such date).

(iii) Each of the representations and warranties of SPAC contained in this Agreement (other than the SPAC Fundamental Representations) shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (x) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date) and (y) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, SPAC.

(b) Agreements and Covenants. SPAC shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to SPAC since the date of this Agreement which is continuing and uncured.

(d) Sponsor Support Agreement. Each of the covenants of the Sponsor required under the Sponsor Support Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

9.3 Conditions to Obligations of SPAC and the SPAC Subsidiaries. In addition to the conditions specified in Section 9.1, the obligations of SPAC and the SPAC Subsidiaries to consummate the Transactions are subject to the satisfaction or written waiver by SPAC of the following conditions:

(a) Representations and Warranties.

(i) The Newco Fundamental Representations (other than Section 6.3(a)), Pubco and SPAC Merger Sub Fundamental Representations (other than Section 5.5(a)) and Seller Fundamental Representations shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect) in all material respects on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for those Newco Fundamental Representations, Pubco and SPAC Merger Sub Fundamental Representations or Seller Fundamental Representations that address matters only as of a particular date (which representations and warranties shall have been true and correct in all material respects as of such date).

(ii) The representations and warranties of Newco, Pubco, SPAC Merger Sub contained in Section 6.3(a) and Section 5.5(a) shall be true and correct in all but de minimis respects as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct in all but de minimis respects as of such date).

(iii) Each of the representations and warranties of Newco, Pubco, SPAC Merger Sub and the Seller (other than Newco Fundamental Representations, Pubco and SPAC Merger Sub Fundamental Representations and Seller Fundamental Representations) shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (a) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date) and (b) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Newco, Pubco or the Seller.

(b) Agreements and Covenants. Each of Newco, Pubco, SPAC Merger Sub and the Seller shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Newco or Pubco since the date of this Agreement.

(d) Completion of the Contribution. The Contribution shall have been completed in accordance with the terms of the Contribution Agreement, and the applicable Bitcoin shall be placed into a custodial account with the Custodian.

9.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to Newco, the Seller, Pubco or SPAC Merger Sub) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article X
TERMINATION

10.1 Termination. This Agreement may be terminated and the Transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of SPAC and the Seller;

(b) by written notice by SPAC or the Seller if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived by the date that is one (1) year from the date of this Agreement (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the primary cause of, or directly resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either SPAC or the Seller if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Seller to SPAC, if (i) there has been a material breach by SPAC or any SPAC Subsidiary of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of SPAC or any SPAC Subsidiary shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to SPAC by the Seller or (B) five (5) Business Days prior to the Outside Date; provided, that the Seller shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if at such time Newco, Pubco, SPAC Merger Sub or the Seller is in material uncured breach of this Agreement;

(e) by written notice by the Seller to SPAC within ten (10) Business Days after there has been a Modification in Recommendation;

(f) by written notice by SPAC to the Seller, if (i) there has been a material breach by Newco, Pubco, SPAC Merger Sub or the Seller of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Seller by SPAC or (B) five (5) Business Days prior to the Outside Date; provided, that SPAC shall not have the right to terminate this Agreement pursuant to this Section 10.1(f) if at such time SPAC or any SPAC Subsidiary is in material uncured breach of this Agreement; or

(g) without prejudice to the SPAC’s obligations under Section 8.11(d)(iv), by written notice by either SPAC or the Seller to the other if the Extraordinary General Meeting is held (including any adjournments or postponements thereof) and has concluded, SPAC Shareholders have duly voted, and the Required Shareholder Approval was not obtained.

10.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 10.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 10.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 8.12, 8.13, 11.1, Article XII and this Section 10.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 11.1). Without limiting the foregoing, and except as provided in Section 12.5 and this Section 10.2 (but subject to Section 11.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 12.7), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 10.1.

Article XI
WAIVERS AND RELEASES

11.1 Waiver of Claims Against Trust. Each of Newco, Pubco, SPAC Merger Sub and the Seller hereby represents and warrants that it has read the IPO Prospectus and understands that SPAC has established the Trust Account containing the proceeds of the IPO, from certain private placements occurring simultaneously with the IPO and from certain loans agreed to be made by Sponsor (including interest accrued from time to time thereon) for the benefit of the holders of the SPAC Class A Ordinary Shares issued and sold in the IPO (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their SPAC Class A Ordinary Shares in connection with the consummation of its initial Business Combination or in connection with an amendment to the SPAC Memorandum and Articles to extend SPAC’s deadline to consummate a Business Combination, (b) to the Public Shareholders if SPAC fails to consummate a Business Combination within twenty four (24) months after the closing of the IPO, subject to further extension by amendment to the SPAC Memorandum and Articles, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any income taxes, and (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Newco, Pubco, SPAC Merger Sub and the Seller hereby agree on behalf of themselves and their Affiliates, notwithstanding anything to the contrary in this Agreement, that none of Newco, Pubco, SPAC Merger Sub, the Seller nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Newco, Pubco, SPAC Merger Sub and the Seller on behalf of themselves and their respective Affiliates hereby irrevocably waive any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements hereunder and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC or its Affiliates). Newco, Pubco, SPAC Merger Sub and the Seller each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC to induce SPAC to enter in this Agreement, and Newco, Pubco, SPAC Merger Sub and the Seller each further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent Newco, Pubco, either Merger Sub, the Seller or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to this Agreement or the Transactions, which proceeding seeks, in whole or in part, monetary relief against the Trust Account, each such Party hereby acknowledge and agree that such Party’s and its Affiliates’ sole remedy with respect to monetary relief shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Nothing in this Section 11.1 shall amend, limit, alter, change, supersede or otherwise modify the right of Newco, Pubco, SPAC Merger Sub or the Seller to (a) bring any action or actions for specific performance, injunctive and/or other equitable relief or (b) bring or seek a claim for damages against SPAC, or any of its successors or assigns, for any breach of this Agreement (but such claim shall not be against the Trust Account or any funds distributed from the Trust Account). This Section 11.1 shall survive termination of this Agreement for any reason.

11.2 Release and Covenant Not to Sue. Effective as of the Closing, to the fullest extent permitted by applicable Law, the Seller, on behalf of itself and its Affiliates that owns any share or other equity interest in or of the Seller (the “Releasing Persons”), hereby releases and discharges Newco, SPAC, Pubco and SPAC Merger Sub from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against such Parties arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from Newco, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against any of the Parties or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any Party pursuant to this Agreement or any Ancillary Document.

Article XII
MISCELLANEOUS

12.1 Survival. Except as otherwise contemplated by Section 10.2, (a) the representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement) shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against any of the Parties or their respective Representatives with respect thereto and (b) the covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms), including, for the avoidance of doubt, Section 2.15, Section 8.15, Section 11.1 and this Article XII.

12.2 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by facsimile, email or other electronic means, with affirmative confirmation of receipt (excluding out-of-office replies or other automatically generated responses), (c) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) four (4) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to SPAC or the SPAC Subsidiaries, at or prior to the Closing, to:

110 East 59th Street

New York, NY 10022
Attn: Chief Executive Officer
Email: [***]

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105, USA
Attn:     Stuart Neuhauser, Esq.

Lloyd N. Steele, Esq.

Email:    [***]

If to the Seller, Pubco, Newco or SPAC Merger Sub at, prior to or after the Closing or to SPAC after the Closing, to:

P.O. Box 10729

45 Beckz Close

George Town

Grand Cayman KY1-1007

Cayman Islands
Attn: Adam Back
Email: [***]

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
22 Bishopsgate,
EC2N 4BQ London
Attn: Lorenzo Corte, Maria Protopapa, Marissa Weinrauch
Email: [***]

12.3 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Other than with respect to the Mergers, this Agreement shall not be assigned by any Party by operation of Law or otherwise without the prior written consent of SPAC (in the case of Pubco, Newco, SPAC Merger Sub or the Seller) or the Seller (in the case of SPAC or any SPAC Subsidiary), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

12.4 Third Parties. Nothing contained in this Agreement or in any Ancillary Document shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party or party thereto or a successor or permitted assign of such a Party; provided, however, that (a) in the event that the Closing occurs, the D&O Indemnified Persons are intended third-party beneficiaries of Section 8.15(a) and (b) the past, present or future directors, officers, agents, employees, equityholders or other Representatives, Affiliates, successors or assignees of any Party, are intended third-party beneficiaries of, and may enforce, Section 12.1 and Section 12.14.

12.5 Fees and Expenses.

(a) Subject to Section 11.1, all Expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the Party incurring such Expenses, provided that, if the Closing shall occur, Pubco shall reimburse or pay or cause to be reimbursed or paid, at or promptly following Closing, by wire transfer of immediately available funds, all Expenses. For the avoidance of doubt, any payments to be made (or to cause to be made) by Pubco pursuant to this Section 12.5 shall be paid upon consummation of the Transactions and release of proceeds from the Trust Account.

(b) Notwithstanding the terms of Section 12.5(a), subject to and conditioned upon the Closing, in accordance with the terms of the Sponsor Support Agreement, the aggregate of all amounts outstanding and due to Sponsor from SPAC under the Sponsor Loan Notes as of the Closing shall be repaid in either cash or SPAC Class A Ordinary Shares at $10.00 per share as determined by the Sponsor on the SPAC Pre-Closing Statement, and if the Sponsor determines that any such amount is to be repaid in SPAC Class A Ordinary Shares, then the portion of such outstanding amount shall be automatically converted, immediately prior to the SPAC Merger, into a number of SPAC Class A Ordinary Shares equal to the quotient of (1) the aggregate amount owed by SPAC under the Sponsor Loan Notes that is to be repaid in SPAC Class A Ordinary Shares, as set forth on the SPAC Pre-Closing Statement delivered by SPAC pursuant to Section 3.2(a), divided by (2) $10.00.

12.6 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) Subject to Section 12.6(b), this Agreement and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware, without regard to the conflict of Laws principles or rules thereof to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

(b) Any Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware and the Parties will endeavor to have such Action assigned to the Delaware Complex Commercial Litigation Division thereof), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each Party irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Action shall be heard and determined only in any such court, and (iv) agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.6.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

12.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have an adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

12.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

12.9 Amendment. Subject to the provisions of applicable Law, this Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of SPAC, Pubco, Newco and the Seller.

12.10 Waiver. Each Party may in its sole discretion (a) extend the time for the performance of any obligation or other act of any other non-Affiliated Party, (b) waive any inaccuracy in the representations and warranties by any other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

12.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any Exhibits, Annexes and Schedules, which Exhibits, Annexes and Schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

12.12 Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic means or transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

12.13 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that Ellenoff Grossman & Schole, LLP (“EGS”) may have, prior to Closing, jointly represented SPAC, the SPAC Subsidiaries and Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented SPAC and its Affiliates in connection with matters other than the Transactions that are the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco, SPAC or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. Newco, Pubco, SPAC Merger Sub and the Seller, who are or have the right to be represented by independent counsel in connection with the Transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, SPAC Merger Sub, SPAC, Newco, the Seller or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of Sponsor, SPAC or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Sponsor shall be deemed the client of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by Pubco or SPAC; provided, further, that nothing contained herein shall be deemed to be a waiver by Pubco, SPAC or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) The Parties agree that, notwithstanding the fact that Skadden, Arps, Slate, Meagher & Flom (UK) LLP (“Skadden”) may have, prior to Closing, jointly represented Pubco, SPAC Merger Sub, Newco and the Seller in connection with this Agreement, the Ancillary Documents and the Transactions, and may have also represented Pubco, SPAC Merger Sub, Newco, the Seller and/or their respective Affiliates in connection with matters other than the Transactions that are the subject of this Agreement, Skadden will be permitted in the future, after Closing, to represent Pubco, SPAC Merger Sub, Newco and the Seller or their respective Affiliates in connection with matters in which such Persons are adverse to any other party to the Agreement, or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Seller, Pubco, Newco and SPAC Merger Sub shall be deemed the clients of Skadden with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong to each such respective party, shall be controlled thereby and shall not pass to or be claimed by any other party; provided, further, that nothing contained herein shall be deemed to be a waiver by any party or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

12.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that, no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a Party to this Agreement or such Ancillary Document, including any past, present or future director, officer, agent, employee, equityholder or other Representative or any Affiliate or successor or assignee thereof that is not a Party (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation or liability of a Party under this Agreement or Person party to such Ancillary Document under any Ancillary Document for any claim based on, in respect of or by reason of such obligations or liabilities or their creation.

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IN WITNESS WHEREOF, each Party has caused this Business Combination Agreement to be signed and delivered by its respective duly authorized signatory as of the date first written above.

SPAC:

CANTOR EQUITY PARTNERS I, INC.

By:	/s/ Brandon Lutnick
Name:	Brandon Lutnick
Title:	Chief Executive Officer

Pubco:

BSTR HOLDINGS, INC.

By:	/s/ Adam Back
Name:	Adam Back
Title:	Authorized Person

SPAC Merger Sub:

BSTR INTERMEDIATE

By:	/s/ Adam Back
Name:	Adam Back
Title:	Authorized Person

Newco:

BSTR NEWCO, LLC

By:	/s/ Adam Back
Name:	Adam Back
Title:	Authorized Person

The Seller:

BSTR HOLDINGS CAYMAN

By:	/s/ Adam Back
Name:	Adam Back
Title:	Authorized Person

SPAC Subsidiaries:

PEMS SUB A, INC.

By:	/s/ Brandon Lutnick
Name:	Brandon Lutnick
Title:	Chief Executive Officer

PEMS SUB B, INC.

By:	/s/ Brandon Lutnick
Name:	Brandon Lutnick
Title:	Chief Executive Officer

PEMS MERGER SUB C, INC.

By:	/s/ Brandon Lutnick
Name:	Brandon Lutnick
Title:	Chief Executive Officer

Annex A

Officers

Chief Executive Officer: Dr. Adam Back

Chief Investment Officer: Sean Bill

Annex B

Terms of Pubco Stock and Newco Exchange Interests

A.	TERMS OF PUBCO CLASS A STOCK

The shares of Pubco Class A Stock will be denominated in US Dollars with a par value of $0.01 each.

1.	Voting Rights

●	The shares of Pubco Class A Stock will have no voting rights except as required by the DGCL.

2.	Rights to Dividends and Other Distributions

●	Each holder of shares of Pubco Class A Stock will be entitled to receive distributions, whether in the form of dividends (if any), return of capital on a winding up or any other means (a “Distribution”), in proportion to the number of shares of Pubco Class A Stock held by them.

3.	Transferability

●	The shares of Pubco Class A Stock will be admitted and listed for trading on the NASDAQ Stock Market or any other stock market agreed to by SPAC and Pubco and will be freely transferable subject to the terms of the Lock-Up Agreement, the Insider Letter dated as of January 6, 2025 (as may be amended from time to time) applicable to the Sponsor and any restrictions pursuant to applicable Law.

4.	Initial Holders

●	Seller

●	SPAC Equity PIPE Investors

●	Convertible Note Investors (upon conversion)

●	Convertible Preferred Investors (upon conversion)

●	SPAC Shareholders (including Sponsor)

B.	TERMS OF PUBCO CLASS B STOCK

The shares of Pubco Class B Stock will be denominated in US Dollars with a par value of $0.01 each.

1.	Voting Rights

●	The shares of Pubco Class B Stock will be issued with voting rights attached to them and each share will have one (1) vote.

2.	Rights to Dividends and Other Distributions

●	Each holder of shares of Pubco Class B Stock will not be entitled to economic rights, including any rights to Distributions.

3.	Transferability

●	The shares of Pubco Class B Stock will not be admitted and listed for trading on any stock exchange and will not be freely transferable.

●	The shares of Pubco Class B Stock will be cancelled pro rata upon any transfer of shares of Pubco Class A Stock by Seller to any third party (other than their respective Affiliates).

●	The shares of Pubco Class A Stock will acquire full voting rights upon cancellation of all shares of Pubco Class B Stock.

4.	Initial Holder

●	Seller

C.	TERMS OF NEWCO EXCHANGE INTERESTS

Each Newco PIPE Investor will have its membership interests in Newco recapitalized (automatically upon Closing pursuant to the Agreement) into Newco Exchange Interests that are intended to be economically fungible with shares of Pubco Class A Stock. The First A&R Newco LLCA will provide for multiple classes of units/interests that mirror Pubco’s capital structure, such that holding a Newco Exchange Interest will be economically approximate to holding a share of Pubco Class A Stock.

1.	Redemption

●	Newco Exchange Interests can be redeemed, at each Newco PIPE Investor’s option, for shares of Pubco Class A Stock on a 1:1 basis or, at Pubco’s election, for the cash equivalent.

2.	Liquidation

●	In the event of a liquidation, Newco PIPE Investors will be treated equivalently to holders of shares of Pubco Class A Stock.

3.	Lock up

●	To the extent there are 100 or more Newco PIPE Investors, the ability to exchange Newco Exchange Interests for shares of Pubco Class A Stock will be restricted (to once per quarter and with 60 days advance notice) in order to comply with certain safe harbors under the publicly traded partnership rules.

4.	Initial Holders

●	Newco PIPE Investors